Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225075

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell securities and are not seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 24, 2018.

PROSPECTUS SUPPLEMENT

(To prospectus dated May 21, 2018)

12,500,000 Shares

Class A Common Stock

Cadence Bancorp, LLC, the selling stockholder identified in this prospectus supplement, is offering 12,500,000 shares of our Class A common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholder. Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CADE.” The last reported sale price of our Class A common stock on the NYSE on July 23, 2018 was $28.72 per share.

We are an “emerging growth company” under the federal securities laws and, as such, are eligible for reduced public company reporting and other requirements. Investing in our Class  A common stock involves risk. See “Risk Factors” beginning on page S-22 of this prospectus supplement, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The shares of our Class A common stock that you purchase in this offering will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the selling stockholder, before expenses	$	$

(1)	See “Underwriting” for additional information regarding the underwriting discounts and commissions and certain expenses payable to the underwriter by us.

The underwriter expects to deliver the shares of Class A common stock against payment in New York, New York on July     , 2018.

Goldman Sachs & Co. LLC

The date of this prospectus supplement is July     , 2018.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, gives more general information about the securities that we may offer from time to time, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus and in this prospectus supplement.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. The information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the underwriter have authorized anyone to provide you with different or additional information from that contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared. The selling stockholder and the underwriter are offering to sell our common stock, and seeking offers to buy our common stock, only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase any of our securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “we,” “our,” “us,” “ourselves,” “Cadence,” “the Company,” “the company,” and “our company” refer to Cadence Bancorporation, a Delaware corporation, and its consolidated subsidiaries after giving effect to the reorganization transactions that were completed in July 2015, pursuant to which Cadence Financial Corporation, a Mississippi corporation, was merged with and into Cadence Bancorporation, a Delaware corporation previously formed by Cadence Financial Corporation, with Cadence Bancorporation surviving the merger as a wholly owned subsidiary of Cadence Bancorp, LLC. For all periods prior to the completion of such reorganization transactions, these terms refer to Cadence Financial Corporation and its consolidated subsidiaries. All references to the “selling stockholder” refer to Cadence Bancorp, LLC, a Delaware limited liability company. All references in this prospectus supplement to “Cadence Bank” or “the Bank” refer to Cadence Bank, National Association (N.A.), our wholly owned bank subsidiary. Unless otherwise indicated, references to our “common stock” include our Class A common stock and our Class B non-voting common stock. All references in this prospectus supplement to “State Bank” refer to State Bank Financial Corporation, a Georgia corporation, and all references in this prospectus supplement to the “Merger” refer to the transaction contemplated in the Agreement and Plan of Merger by and between the Company and State Bank, dated as of May 11, 2018.

We include cross-references in this prospectus supplement to captions in these materials where you can find further related discussions. The following table of contents and the table of contents included in the accompanying prospectus provide the pages on which these captions are located.

MARKET AND INDUSTRY DATA

This prospectus supplement, and any document incorporated by reference into this prospectus supplement, may include industry, market and competitive position data and forecasts that are based on industry publications and studies conducted by independent third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe that the market position, market opportunity and market size information included in this prospectus supplement, as well as the documents incorporated by reference into this prospectus supplement, is generally reliable, we have not verified the data, which is inherently imprecise. The forward-looking statements included in this prospectus supplement, as well as the documents incorporated by reference into this prospectus supplement, related to industry, market and competitive data position may be materially different than actual results.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of reduced reporting and other requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present less than five years of selected historical financial data;

•	we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•	we are permitted to have an extended transition period for adopting any new or revised accounting standards that may be issued by the Financial Accounting Standards Board (“FASB”) or the SEC;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	we are not required to give our stockholders nonbinding advisory votes on executive compensation or golden parachute arrangements.

We have elected to take advantage of the scaled disclosures and other relief described above in this prospectus supplement, and we may take advantage of these exemptions until December 31, 2022 or such earlier time that we are no longer an “emerging growth company.” In general, we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, at the end of a fiscal year in which we have more than $700 million in market value of our common stock held by non-affiliates on June 30 of such year after we have been public for a year, or we issue more than $1.0 billion of non-convertible debt over a three year period. As a result of the market value of our common stock held by non-affiliates as of June 30, 2018, we expect to cease to be an “emerging growth company” at the end of the 2018 fiscal year. For so long as we may choose to take advantage of some or all of these reduced burdens, the level of information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.cadencebancorporation.com. Information contained in or linked to our website is not a part of this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is: http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference contains information about us and our business, financial condition and results of operations and is an important part of this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).

Report(s)	Period(s) of Report(s) or Date(s) Filed

•  Annual Report on Form 10-K filed on March 19, 2018, including portions incorporated by reference therein to our Definitive Proxy Statement and our Revised Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Stockholders, in each case filed with the SEC on March 30, 2018

For the year ended December 31, 2017

• Quarterly report on Form 10-Q filed on May 15, 2018	For the quarter ended March 31, 2018

• Current Reports on Form 8-K	Filed on February 8, 2018, February 13, 2018, May 14, 2018, May 18, 2018, May 21, 2018, May 22, 2018 (Form 8-K/A), May 25, 2018 and May 29, 2018

•  The section entitled “Description of Capital Stock of Cadence” from our Registration Statement on Form S-4, as amended (including any subsequently filed amendments and reports filed for the purpose of updating such description)

Filed on June 13, 2018 and amended on July 20, 2018

In addition, we incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement until the completion of the offering of the securities covered by this prospectus supplement or until we terminate this offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:

Cadence Bancorporation

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

(713) 871-4000

In addition, we maintain an Internet website, www.cadencebancorporation.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the other documents we incorporate by reference in this prospectus supplement, may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•	business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas;

•	economic, market, operational, liquidity, credit and interest rate risks associated with our business;

•	lack of seasoning in our loan portfolio;

•	deteriorating asset quality and higher loan charge-offs;

•	the laws and regulations applicable to our business;

•	our ability to achieve organic loan and deposit growth and the composition of such growth;

•	increased competition in the financial services industry, nationally, regionally or locally;

•	our ability to maintain our historical earnings trends;

•	our ability to raise additional capital to implement our business plan;

•	material weaknesses in our internal control over financial reporting;

•	the composition of our management team and our ability to attract and retain key personnel;

•	the fiscal position of the U.S. federal government and the soundness of other financial institutions;

•	our ability to monitor our lending relationships;

•	the composition of our loan portfolio, including the identity of our borrowers and the concentration of loans in energy-related industries and in our specialized industries;

•	the portion of our loan portfolio that is comprised of participations and shared national credits;

•	the amount of nonperforming and classified assets we hold;

•	time and effort necessary to resolve nonperforming assets;

•	our ability to identify potential candidates for, consummate, and achieve synergies resulting from, potential future acquisitions;

•	environmental liability associated with our lending activities;

•	the geographic concentration of our markets in Texas and the southeast United States;

•	the commencement and outcome of litigation and other legal proceedings against us or to which we may become subject;

•	the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd-Frank Act, and their application by our regulators, and the impact if potential expected changes do not occur;

•	requirements to remediate adverse examination findings;

•	changes in the scope and cost of FDIC deposit insurance premiums;

•	implementation of regulatory initiatives regarding bank capital requirements that may require heightened capital;

•	the obligations associated with being a public company;

•	our success at managing the risks involved in the foregoing items;

•	our modeling estimates related to an increased interest rate environment;

•	our ability to achieve the cost savings and efficiencies in connection with branch closures;

•	our estimates as to our expected operational leverage and the expected additional loan capacity of our relationship managers;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between the Company and State Bank Financial Corporation;

•	the outcome of any legal proceedings that may be instituted against the Company or State Bank Financial Corporation;

•	the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), and State Bank Financial Corporation shareholder approval or to satisfy any of the other conditions to the transaction with State Bank Financial Corporation on a timely basis or at all;

•	the possibility that the anticipated benefits of the transaction with State Bank Financial Corporation are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where the Company and State Bank Financial Corporation do business;

•	the possibility that the transaction with State Bank Financial Corporation and the integration of State Bank Financial Corporation may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities resulting from the proposed transaction with State Bank Financial Corporation;

•	the dilution caused by the issuance of additional shares of our common stock in the transaction with State Bank Financial Corporation;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction with State Bank Financial Corporation; and

•	our ability to complete the acquisition and integration of State Bank Financial Corporation successfully.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus supplement. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to purchase Class A common stock in this offering. You should read this entire prospectus supplement and the accompanying prospectus carefully, as well as the information to which we refer you and the information incorporated by reference herein, before deciding to purchase Class A common stock in this offering. You should pay special attention to the sections titled “Risk Factors,” in each of this prospectus supplement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as our consolidated financial statements, and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which are incorporated by reference in this prospectus supplement, and State Bank Financial Corporation’s consolidated financial statements and related notes incorporated herein, before making an investment decision.

Cadence Bancorporation

Cadence Bancorporation is a bank holding company and a Delaware corporation headquartered in Houston, Texas, and is the parent company of Cadence Bank, N.A. Formed in 2009 by banking industry veterans, we secured $1.0 billion of capital commitments in 2010 and built our franchise on the heels of three successful acquisitions: Cadence Bank, N.A. in March 2011, the franchise of Superior Bank in April 2011 and Encore Bank, N.A. in July 2012. Today, we are a growth-oriented, middle-market focused commercial relationship bank providing a broad range of banking and wealth management services to businesses, high net worth individuals, business owners and retail customers through a network of 65 branches, with branches in Alabama (25), Florida (14), Texas (11), Mississippi (11) and Tennessee (4). We completed our initial public offering and listing on the NYSE in April 2017. As of March 31, 2018, we had $11.0 billion of assets, $8.6 billion of gross loans, $9.0 billion in deposits and $1.4 billion in shareholders’ equity. We generated $38.8 million of net income for the quarter ended March 31, 2018 and $102.4 million and $65.8 million for the years ended December 31, 2017 and 2016, respectively.

We are focused on organic growth and expanding our position in our markets. Through our experienced and motivated team of commercial relationship managers and our integrated, client-centric approach to banking, we have successfully grown each of our businesses. We believe our franchise is positioned for continued growth as a result of (i) our attractive geographic footprint, (ii) our focus and ability to provide differentiated, customized service to a wide variety of industries and clients, (iii) our stable and cost efficient deposit funding base, (iv) our veteran board of directors, management team and relationship managers, (v) our capital position and (vi) our credit quality and risk management processes.

Our principal executive office is located at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056, and our telephone number is (713) 871-4000. Our website address is www.cadencebancorporation.com. The information contained on our website is not a part of, nor incorporated by reference into, this prospectus supplement.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information”.

Recent Developments

Cadence’s Preliminary Unaudited Results as of and for the Three Months Ended June 30, 2018

On July 23, 2018, we issued a press release reporting preliminary unaudited results of operations for the three months ended June 30, 2018 that included the information set forth below. We do not intend to update or otherwise revise this preliminary financial information other than through the release of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which we expect to file with the SEC on or about August 13, 2018. These preliminary results should be read in conjunction with the section titled “Summary Selected Historical Consolidated Financial Information” included in this prospectus supplement and the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as our Annual Report on Form 10-K for the year ended December 31, 2017, which has been filed with the SEC and is incorporated herein by reference.

•

Our net income for the second quarter of 2018 was $48.0 million, representing an increase of $9.1 million, or 23.6%, compared to the first quarter of 2018 and an increase of $19.0 million, or 65.6%, compared to the second quarter of 2017.

•	On a per-share basis, our net income for the second quarter of 2018 was $0.57 per share, compared to $0.46 per share for the first quarter of 2018, and $0.35 per share for the second quarter of 2017.

•

Annualized returns on average assets, common equity and tangible common equity(1) for the second quarter of 2018 were 1.72%, 14.16% and 18.58%, respectively, compared to 1.44%, 11.73% and 15.52%, respectively, for the first quarter of 2018, and 1.19%, 9.29% and 12.63%, respectively, for the second quarter of 2017.

•	Our non-routine revenue and expense items in the second quarter of 2018 are included in the table below:

	Income/ Expense	After-tax Increase(Decrease) in
(In thousands, except per share data)		EPS	ROA	ROTCE
Noninterest income (non-routine)(2)	$3,058	$0.03	0.08%	0.91%
Noninterest expense (non-routine)(2)	(3,066)	(0.03)	(0.08)	(0.91)
Tax expense—Timing of legacy loan bad debt deduction for tax	5,991	0.07	0.21	2.32

Total	$5,983	$0.07	0.21%	2.32%

•

Our total revenue for the second quarter of 2018 was $120.1 million, an increase of 3.4% from the first quarter of 2018 and up 13.9% from the second quarter of 2017, driven by strong loan, core deposit, and spread income growth due to a favorably positioned, asset-sensitive balance sheet benefiting from rising short-term rates.

•

Our net interest income for the second quarter of 2018 was $95.4 million, an increase of $4.3 million, or 4.7%, from the first quarter of 2018 and an increase of $13.0 million, or 15.8%, from the second quarter of 2017, reflecting strong growth in our earning assets and the impact of our asset sensitive balance sheet.

•

Our fully tax-equivalent net interest margin (“NIM”) for the second quarter of 2018 was 3.66%, an increase from 3.64% for the first quarter of 2018 and a decrease from 3.71% for the second quarter of 2017. The increase in NIM from the first quarter of 2018 is primarily a result of our asset sensitive balance sheet and earning asset yields increasing more significantly than our funding costs in the recent rising rate environment. The decrease in NIM from the second quarter of 2017 is due to higher recovery accretion in the 2017 second quarter as compared to the 2018 second quarter. Our NIM excluding recovery accretion for acquired-impaired loans, a non-GAAP measure, was 3.64% for the second quarter of 2018, an increase of 0.02% from 3.62% in the first quarter of 2018 and an increase of 0.13% from 3.51% in the second quarter of 2017.

[1]

Considered a non-GAAP financial measure. See “—Reconciliation of Non-GAAP Financial Measures—Cadence” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measures.

[2]	See “ Adjusted efficiency ratio” calculation in the “—Reconciliation of Non-GAAP Financial Measures—Cadence” for additional detail of our non-routine revenues and expenses.

•

Earning asset yields for the second quarter of 2018 were 4.75%, up 0.24% from 4.51% in the first quarter of 2018, and up 0.30% from 4.45% in the second quarter of 2017, driven by increases in loan yields. Over 71% of our loan portfolio is floating rate and has benefited from the short-term rate increases during the periods. Yield on loans, excluding acquired-impaired loans, increased to 5.04% for the second quarter of 2018, as compared to 4.81% and 4.36% for the first quarter of 2018 and second quarter of 2017, respectively. Total accretion for acquired-impaired loans was $5.6 million in the second quarter of 2018, essentially flat from the first quarter of 2018 and down $4.9 million from the second quarter of 2017. The year-over-year decline in accretion was due to recovery timing. Recovery accretion was $0.6 million, $0.4 million and $4.5 million for the second quarter of 2018, first quarter of 2018 and second quarter of 2017, respectively. Total loan yields increased to 5.16% for the second quarter of 2018 versus 4.94% for the first quarter of 2018 and 4.74% for the second quarter of 2017.

•

Our noninterest income for the second quarter of 2018 was $24.7 million, a decrease of $0.3 million, or 1.2%, from the first quarter of 2018, and an increase of $1.7 million, or 7.3%, from the second quarter of 2017. Total service fees and revenue for the second quarter of 2018 were $21.4 million, a decrease of $2.5 million, or 10.5%, from the first quarter of 2018, and a decrease of $0.7 million, or 3.4%, from the same period of 2017. The second quarter of 2018 decrease compared to the prior quarter was largely driven by the decrease in insurance revenue due to the sale of the assets of our insurance company and softer trust service revenues. Compared to the prior year’s quarter, decreases in trust services revenue, insurance revenue and mortgage banking revenue were partially offset by increases in credit-related fees and investment advisory revenue. Total other noninterest income for the second quarter of 2018 was $3.3 million, an increase of $2.2 million from the first quarter of 2018, and an increase of $2.4 million from the same period of 2017. The increase from the prior quarter was largely a result of the $4.9 million pre-tax gain on the sale of the assets of our insurance company, offset by a $1.8 million loss from the sale of certain securities within our tax-exempt investment securities portfolio.

•

Our noninterest expense for the second quarter of 2018 was $62.4 million, an increase of $0.5 million, or 0.8%, from $61.9 million for the first quarter of 2018, and an increase of $6.3 million, or 11.2%, from $56.1 million during the second quarter of 2017. The difference in noninterest expense between the first and second quarters of 2018 included an increase of $0.9 million in salaries and benefits, offset by decreases in consulting and professional fees and legal expenses. The increase in expenses from second quarter of 2017 was due to a $3.6 million increase in salaries and benefits driven by business growth and related incentives, $1.2 million in consulting and professional fees and other expenses related to our May 2018 secondary offering, $1.1 million in expenses related to the sale of the assets of our insurance company and $0.8 million in other expenses specific to acquisition related costs. Our adjusted noninterest expenses(1) of $59.3 million for the second quarter of 2018 was up slightly from $58.3 million in the first quarter of 2018 and up 5.8% from $56.1 million in the second quarter of 2017.

•

Our efficiency ratio(1) for the second quarter of 2018 was 52.0%, an improvement from both first quarter of 2018 and second quarter of 2017 efficiency ratios of 53.4% and 53.3%, respectively. The improvement in the efficiency ratio reflects ongoing focus on managing expenses and expanding revenue. Second quarter 2018 revenues increased $4.0 million over first quarter 2018 and $14.7 million over second quarter 2017. The second quarter of 2018 included non-routine revenues and expenses, including a $4.9 million pre-tax gain on the sale of the assets of our insurance company, $1.8 million net loss on sales of securities, $1.2 million of secondary offering expenses, $0.8 million of acquisition related costs and $1.1 million of expenses related to the sale of the assets of our insurance company. Excluding these non-routine revenues and expenses, the adjusted efficiency ratio(1) was 50.7% for the second quarter of 2018. This compares to an adjusted efficiency ratio of 50.2% and 53.1% for the first quarter of 2018 and second quarter of 2017, respectively.

In addition, we reported selected balance sheet and asset quality information as of and for the three months ended June 30, 2018 as follows:

•	Total assets of $11.3 billion as of June 30, 2018, an increase of $306.1 million, or 2.8%, from March 31, 2018, and an increase of $1.5 billion, or 15.2%, from June 30, 2017.

•

Loans of $9.0 billion as of June 30, 2018, an increase of $328.8 million, or 3.8%, from March 31, 2018, and an increase of $1.3 billion, or 16.3%, from June 30, 2017. Average loans for the second quarter of 2018 were $8.8 billion, an increase of $404.9 million, or 4.8%, from first quarter of 2018, and an increase of $1.2 billion, or 15.7%, from second quarter of 2017. Increases in loans reflect continued demand primarily in our specialized and general C&I portfolios compared to the first quarter of 2018 and in our specialized, general C&I and residential portfolios compared to the second quarter of 2017.

•

Total deposits of $9.3 billion as of June 30, 2018, an increase of $282.1 million, or 3.1%, from March 31, 2018, and an increase of $1.4 billion, or 17.7%, from June 30, 2017. Average total deposits for the second quarter of 2018 were $9.1 billion, an increase of $123.0 million, or 1.4%, from the first quarter of 2018, and an increase of $1.2 billion, or 15.0%, from the second quarter of 2017. Deposit increases reflect growth in core deposits, specifically with success in expanding commercial deposit relationships and treasury management services. The year-over-year core deposit growth supported a $93.8 million reduction in brokered deposits since June 30, 2017. As of June 30, 2018, brokered deposits totaled $649.3 million, or 7.0% of total deposits, down from 9.0% of total deposits at March 31, 2018 and down from 9.4% of total deposits at June 30, 2017, respectively. Noninterest bearing deposits as a percentage of total deposits were 22.9%, compared to 22.6% at March 31, 2018 and 23.4% at June 30, 2017.

•	Core deposits (total deposits excluding brokered) were $8.7 billion as of June 30, 2018, up $451.1 million, or 5.5%, from March 31, 2018, and up $1.5 billion, or 20.8%, from June 30, 2017.

•

Shareholder’s equity of $1.4 billion as of June 30, 2018, an increase of $32.9 million from March 31, 2018, and an increase of $85.9 million from June 30, 2017. Tangible common shareholder’s equity(1) was $1.1 billion at June 30, 2018, an increase of $44.5 million from March 31, 2018, and an increase of $100.5 million from June 30, 2017.

•

Tangible book value per share(1) increased $0.53, or 4.3%, to $12.85 per share for the second quarter of 2018, compared to $12.32 per share as of March 31, 2018, driven by strong earnings growth and goodwill recovery due to the sale of the assets of our insurance company. In June 2018, we paid a $0.125 per common share dividend totaling $10.5 million. In November 2017, February 2018 and May 2018, we completed secondary offerings whereby our controlling stockholder, Cadence Bancorp LLC, sold 10,925,000, 9,200,000 and 20,700,000 of our shares, respectively, reducing its ownership in us to 76.6%, 65.6% and 40.9%, respectively. All proceeds from these transactions were received by Cadence Bancorp LLC and did not impact our equity or outstanding shares.

•

Net-charge offs for the second quarter of 2018 were $2.2 million, compared to $0.4 million for the first quarter of 2018 and $1.8 million for the second quarter of 2017. Annualized net-charge offs as a percent of average loans for the second quarter of 2018 were 0.10%, compared to 0.06%, for the full year of 2017. Total charge-offs in the second quarter of 2018 of $3.7 million and recoveries of $1.5 million were primarily due to two seasoned energy credits that have been in active resolution.

(1)

Considered a non-GAAP financial measure. See “—Reconciliation of Non-GAAP Financial Measures— Cadence” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measures.

•

NPAs totaled $56.8 million, or 0.6%, of total loans, OREO and other NPAs as of June 30, 2018, down from $72.7 million, or 0.8%, as of March 31, 2018, and down from $141.4 million, or 1.8%, as of June 30, 2017.

•

The allowance for credit losses (“ACL”) was $90.6 million, or 1.01% of total loans, as of June 30, 2018, as compared to $91.5 million, or 1.06% of total loans, as of March 31, 2018 and $93.2 million, or 1.21% of total loans, as of June 30, 2017. The year-over-year decline in the ACL as a percentage of total loans resulted primarily from the reduction in non-performing loans and related valuation reserves (largely from the energy portfolio) and improved environmental factors in the energy sector over the past year.

•

Total cost of funds for the second quarter of 2018 was 1.18% versus 0.94% in the first quarter of 2018 and 0.81% in the second quarter of 2017. Total cost of deposits for the second quarter of 2018 was 0.98% versus 0.75% in the linked quarter and 0.59% in the second quarter of 2017, due primarily to rising interest rates as well as approximately $1.2 billion in our “Up CD” product that reset on April 1, 2018 based on the semi-annual reset schedule with the index rate increasing 0.50% from the first quarter of 2018. This increase in Up CD rates accounted for 0.08% of the quarterly increase in cost of deposits. Over $600 million of the Up CDs are scheduled to mature by year end 2018.

The preliminary financial results presented above are not a comprehensive statement of our financial performance for the three and six months ended June 30, 2018. Our independent registered public accounting firm, Ernst & Young LLP, has not audited or reviewed, and does not express an opinion with respect to this information. When our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 is filed with the SEC, it will contain additional disclosure and any adjustments necessary, in the opinion of management, for a fair presentation of such information. We are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period, including the impact of such information on the complex judgments and estimates referred to above. As a result, subsequent information or events may lead to material differences between the information about the results of operations described herein and the results of operations described in our subsequent quarterly report. Accordingly, you should not place undue reliance on these preliminary financial results.

Taxes

The effective tax rate for the quarter ended June 30, 2018 was 14.9% as compared to 22.0% in the first quarter of 2018 and 31.9% in the second quarter of 2017. The decreased rate in the second quarter of 2018 was due primarily to a one-time bad debt deduction related to the legacy loan portfolio. Our annualized effective tax rate for 2018 is currently expected to be approximately 21.1%.

Dividend

On July 20, 2018, our board of directors declared a 20% increase our quarterly cash dividend to the amount of $0.15 per share of common stock, representing an annualized dividend of $0.60 per share. The dividend will be paid on September 17, 2018 to holders of record of the Class A common stock on September 4, 2018.

State Bank’s Preliminary Unaudited Results as of and for the Three Months Ended June 30, 2018

On July 24, 2018, State Bank issued a press release reporting preliminary unaudited results of operations for the three months ended June 30, 2018 that included the information set forth below. State Bank does not intend to update or otherwise revise this preliminary financial information other than through the release of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which it intends to file with the SEC on or about August 3, 2018.

•

State Bank’s net income for the second quarter of 2018 was $18.8 million, compared to $17.4 million in the first quarter of 2018 and $15.2 million in the second quarter of 2017. State Bank’s fully diluted earnings per State Bank share were $0.48 in the second quarter of 2018, compared to $0.44 in the first quarter of 2018 and $0.39 in the second quarter of 2017.

•

State Bank’s interest income on loans improved to $50.4 million in the second quarter of 2018, a $2.0 million increase from the first quarter of 2018 and a $15.5 million increase from the second quarter of 2017. State Bank’s net interest income of $56.1 million in the second quarter of 2018 increased from $54.9 million in the first quarter of 2018 and $46.5 million in the second quarter of 2017. State Bank’s accretion income on loans was $6.6 million in the second quarter of 2018, up from $5.9 million in the first quarter of 2018, but down from $9.2 million in the second quarter of 2017.

•

State Bank’s noninterest income was $10.9 million in the second quarter of 2018, compared to $10.5 million in the first quarter of 2018 and $10.5 million in the second quarter of 2017. Revenues from mortgage banking and SBA increased $200,000 and $60,000, respectively, in the second quarter of 2018, compared to the first quarter of 2018. Gain on sale of securities totaled $250,000 in the second quarter of 2018.

•

State Bank’s total noninterest expense for the second quarter of 2018 was $40.0 million, compared to $39.3 million in the first quarter of 2018 and $32.0 million in the second quarter of 2017. The increase was primarily due to $2.6 million in merger-related expenses, a $1.3 million increase compared to the first quarter of 2018. State Bank’s merger expenses increased as a result of the pending merger with us that was announced during the second quarter of 2018. Salaries and employee benefit expenses decreased $1.8 million compared to the first quarter of 2018.

•

State Bank’s tangible book value per share(2) was $14.38 at the end of the second quarter of 2018. State Bank had a leverage ratio of 11.75% and a Tier I risk-based capital ratio of 12.79% at the end of the second quarter of 2018.

•	State Bank’s return on average assets and return on average equity were 1.52% and 11.56%, respectively, for the second quarter of 2018.

In addition, State Bank reported selected balance sheet and asset quality information as of and for the three months ended June 30, 2018 as follows:

•

State Bank’s total assets at June 30, 2018, were $5.0 billion, up from $4.9 billion at March 31, 2018. Total loans were $3.6 billion at June 30, 2018, down $13.2 million from the first quarter of 2018. Period-end organic loans increased to $2.7 billion at June 30, 2018, an increase of $148.4 million from the first quarter of 2018. Purchased non-credit impaired loans decreased to $793.1 million at June 30, 2018, a $152.6 million decrease from the previous quarter. Purchased credit impaired loans decreased to $148.5 million at June 30, 2018, a $9.1 million decrease from the previous quarter.

•

State Bank’s past due organic and purchased non-credit impaired loans were 0.16% and 0.36% of their respective portfolios at June 30, 2018. The provision for loan losses on organic and purchased non-credit impaired loans was $2.6 million in the second quarter of 2018 and was primarily attributable to organic loan growth in the second quarter of 2018. The organic allowance as a percent of organic loans was 0.99% at the end of the second quarter of 2018.

•

State Banks’s total deposits at June 30, 2018, were $4.3 billion, up $118.3 million from March 31, 2018. State Bank’s noninterest-bearing demand deposits represented 27.6% of total deposits as of June 30, 2018. State Bank’s period-end and average noninterest-bearing demand deposits were $1.2 billion and $1.1 billion, respectively, a $97.4 million and $66.4 million increase from the first quarter of 2018.

[2]

Considered a non-GAAP financial measure. See “—Reconciliation of Non-GAAP Financial Measures—State Bank” for a reconciliation of State Bank’s non-GAAP measures to the most directly comparable GAAP financial measures.

The preliminary financial results presented above are not a comprehensive statement of State Bank’s financial performance for the three and six months ended June 30, 2018. State Bank’s independent registered public accounting firm, Dixon Hughes Goodman LLP, has not audited or reviewed, and does not express an opinion with respect to this information. When State Bank’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 is filed with the SEC, it will contain additional disclosure and any adjustments necessary, in the opinion of management, for a fair presentation of such information. State Bank is required to consider all available information through the finalization of its financial statements and their possible impact on its financial conditions and results of operations for the period, including the impact of such information on the complex judgments and estimates referred to above. As a result, subsequent information or events may lead to material differences between the information about the results of operations described herein and the results of operations described in its subsequent quarterly report. Accordingly, you should not place undue reliance on these preliminary financial results.

Reconciliation of Non-GAAP Financial Measures

Cadence

	As of and for the Three Months Ended
(In thousands, except share and per share data)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Efficiency ratio
Noninterest expenses (numerator)	$62,435	$61,939	$66,371	$56,530	$56,134

Net interest income	$95,384	$91,111	$87,911	$81,163	$82,384
Noninterest income	24,672	24,983	25,656	27,124	22,989

Operating revenue (denominator)	$120,056	$116,094	$113,567	$108,287	$105,373

Efficiency ratio	52.00%	53.35%	58.44%	52.20%	53.27%

Adjusted efficiency ratio
Noninterest expenses	$62,435	$61,939	$66,371	$56,530	$56,134
Non-routine expenses:
Less: Merger related expenses	756	—	—	—	—
Less: Secondary offerings expenses	1,165	1,365	1,302	—	—
Less: Other non-routine expenses(1)	1,145	2,278	1,964	—	—

Adjusted noninterest expenses (numerator)	$59,369	$58,296	$63,105	$56,530	$56,134

Net interest income	$95,384	$91,111	$87,911	$81,163	$82,384
Noninterest income	24,672	24,983	25,656	27,124	22,989
Non-routine revenues:
Less: Gain on sale of insurance assets	4,871	—	—	1,093	—
Less: Securities (losses) gains, net	(1,813)	12	16	1	(244)

Adjusted noninterest income	21,614	24,971	25,640	26,030	23,233

Adjusted operating revenue (denominator)	$116,998	$116,082	$113,551	$107,193	$105,617

Adjusted efficiency ratio	50.74%	50.22%	55.57%	52.74%	53.15%

Tangible common equity ratio
Shareholders’ equity	$1,389,956	$1,357,103	$1,359,056	$1,340,848	$1,304,054
Less: Goodwill and other intangible assets, net	(315,648)	(327,247)	(328,040)	(329,124)	(330,261)

Tangible common shareholders’ equity	1,074,308	1,029,856	1,031,016	1,011,724	973,793

Total assets	11,305,528	10,999,382	10,948,926	10,502,261	9,811,557
Less: Goodwill and other intangible assets, net	(315,648)	(327,247)	(328,040)	(329,124)	(330,261)

Tangible assets	$10,989,880	$10,672,135	$10,620,886	$10,173,137	$9,481,296

Tangible common equity ratio	9.78%	9.65%	9.71%	9.95%	10.27%

	As of and for the Three Months Ended
(In thousands, except share and per share data)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Tangible book value per share
Shareholders’ equity	$1,389,956	$1,357,103	$1,359,056	$1,340,848	$1,304,054
Less: Goodwill and other intangible assets, net	(315,648)	(327,247)	(328,040)	(329,124)	(330,261)

Tangible common shareholders’ equity	$1,074,308	$1,029,856	$1,031,016	$1,011,724	$973,793

Common shares issued	83,625,000	83,625,000	83,625,000	83,625,000	83,625,000

Tangible book value per share	$12.85	$12.32	$12.33	$12.10	$11.64

Return on average tangible common equity
Average common equity	$1,358,770	$1,342,445	$1,348,867	$1,320,884	$1,251,217
Less: Average intangible assets	(323,255)	(327,727)	(328,697)	(329,816)	(330,977)

Average tangible common shareholders’ equity	$1,035,515	$1,014,718	$1,020,170	$991,068	$920,240

Net income	$47,974	$38,825	$14,691	$32,577	$28,968

Return on average tangible common equity	18.58%	15.52%	5.71%	13.04%	12.63%

Pre-tax, pre-provision net earnings
Income before taxes	$56,358	$49,775	$51,671	$50,034	$42,538
Plus: Provision for credit losses	1,263	4,380	(4,475)	1,723	6,701

Pre-tax, pre-provision net earnings	$57,621	$54,155	$47,196	$51,757	$49,239

(1)

Other non-routine expenses for the second quarter 2018 were $1.1 million and included expenses related to the sale of the assets of our insurance company. This compares to $2.3 million and $2.0 million for the first quarter of 2018 and fourth quarter of 2017, respectively, each representing legal costs associated with litigation related to a pre-acquisition matter of a legacy acquired bank that has been resolved.

State Bank

(In thousands, except per share amounts; taxable equivalent)	2Q18	1Q18	4Q18	3Q17	2Q17
Book value per common share reconciliation
Book value per common share (GAAP)	$16.79	$16.58	$16.45	$16.48	$16.23
Effect of goodwill and other intangibles	(2.41)	(2.43)	(2.45)	(2.47)	(2.29)

Tangible book value per common share	$14.38	$14.15	$14.00	$14.01	$13.94

Average tangible equity reconciliation
Average equity (GAAP)	$650,919	$642,787	$645,409	$638,620	$627,294
Effect of average goodwill and other intangibles	(94,516)	(95,167)	(95,845)	(88,618)	(89,141)

Average tangible equity	$556,403	$547,620	$549,564	$550,002	$538,153

(1)

Certain financial measures included in the table above, tangible book value per common share and average tangible equity, are financial measures that are not recognized by generally accepted accounting principles in the United States, or GAAP. These non-GAAP financial measures exclude the effect of the period end or average balance of intangible assets. Management believes that these non-GAAP financial measures provides additional useful information to investors, particularly since these measure are widely used by industry analysts for companies with prior merger and acquisition activities, such as us.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented in the table above. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Pending Acquisition of State Bank

On May 11, 2018, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with State Bank Financial Corporation, a Georgia corporation (“State Bank”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, State Bank will merge with and into the Company (the

“Merger”), with the Company surviving the Merger. Immediately following the Merger, State Bank’s wholly owned bank subsidiary, State Bank and Trust Company, will merge with and into Cadence Bank (the “Bank Merger”). Cadence Bank will be the surviving entity in the Bank Merger. The Merger Agreement was unanimously approved by the Board of Directors of each of the Company and State Bank.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), State Bank shareholders will have the right to receive 1.160 shares (the “Exchange Ratio”) of our Class A common stock for each share of common stock, par value $0.01 per share, of State Bank (“State Bank Common Stock”), valuing the transaction at approximately $1.4 billion based on the Company’s closing share price of $30.23 on May 11, 2018. Each State Bank restricted stock award will vest and be cancelled and converted automatically at the Effective Time into the right to receive 1.160 shares of our Class A common stock in respect of each share of State Bank Common Stock underlying such award. Each State Bank warrant will be converted automatically at the Effective Time into a warrant to purchase shares of our Class A common stock, with the number of underlying shares and per share exercise price adjusted to reflect the Exchange Ratio.

At the Effective Time, three State Bank directors will join the boards of directors of the Company and of Cadence Bank. Joe Evans, Chairman of the State Bank board, will serve as Vice Chairman of the Company and Tom Wiley, Vice Chairman of the State Bank board, will serve as a director of the Company and Chairman of Cadence Bank. Additionally, Cadence Bank CEO Sam Tortorici will relocate to Atlanta. Cadence Bank’s corporate headquarters will also move to Atlanta from Birmingham. Cadence Bancorporation will remain headquartered in Houston.

The completion of the Merger is subject to customary conditions, including (1) approval of the Merger Agreement by State Bank’s shareholders, (2) authorization for listing on the New York Stock Exchange of the shares of our Class A common stock to be issued in the Merger, (3) the receipt of required regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, (4) effectiveness of the registration statement on Form S-4 for our Class A common stock to be issued in the Merger, and (5) the absence of any order, injunction or other legal restraint preventing the completion of the Merger or making the completion of the Merger illegal. Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (b) performance in all material respects by the other party of its obligations under the Merger Agreement, (c) the absence of a material adverse effect with respect to the other party during a specified period of time prior to the consummation of the Merger and (d) receipt by such party of an opinion from its counsel to the effect that the Merger will qualify as a “reorganization” for U.S. federal income tax purposes.

The Merger is expected to occur in the fourth quarter of 2018. However, there can be no assurance as to when or whether the Merger will be completed, whether the parties to the Merger Agreement will amend the terms thereof or whether the Merger will be completed on terms other than those set forth in the Merger Agreement as in effect as of the date of this prospectus supplement. See “Risk Factors—Risks Relating to the Merger” in this prospectus supplement.

This summary of certain provisions of the Merger Agreement is not complete and is qualified in its entirety by the full text of the Merger Agreement, which is included as an exhibit to our Current Report on Form 8-K filed with the SEC on May 14, 2018 and incorporated by reference into this prospectus supplement and the accompanying prospectus. We urge you to read the Merger Agreement for a more complete description of the terms of the Merger.

The completion of this offering is not contingent on the consummation of the Merger, nor is the Merger contingent on this offering.

THE OFFERING

The following summary contains basic information about our Class A common stock offered hereby. This description is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. For a more complete understanding of our common stock, you should read “Description of Common Stock and Preferred Stock—Common Stock” in the accompanying prospectus.

Class A common stock offered by the selling stockholder	12,500,000 shares.

Common stock to be outstanding after this offering	83,625,000 shares of Class A common stock and no shares of Class B non-voting common stock.[1]

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock being sold in this offering. All of the shares in this offering are being sold by Cadence Bancorp, LLC, the selling stockholder in this offering. See “Use of Proceeds” and “Selling Stockholder.”

Dividends	On July 20, 2018, our board of directors declared a quarterly cash dividend in the amount of $0.15 per share of outstanding Class A common stock, representing an annualized dividend of $0.60 per share. The dividend will be paid on September 17, 2018 to holders of record on September 4, 2018.

On May 13, 2018, in connection with announcing entry into the Merger Agreement with State Bank, the Company announced that it intends to further increase its quarterly cash dividend to $0.175 per share following closing of the Merger with State Bank.

Although we currently expect to continue to pay quarterly dividends, any future determination to pay dividends on our common stock will be made by our board of directors and will depend upon our results of operations, financial condition, capital requirements, regulatory and contractual restrictions, our business strategy and other factors that our board of directors deems relevant. See “Dividend Policy.”

[1]	Based on 83,625,000 shares of Class A common stock and no shares of Class B non-voting common stock issued and outstanding as of July 20, 2018. Unless otherwise indicated, information contained in this prospectus supplement regarding the number of shares of our common stock outstanding immediately after this offering does not include:

•	5,917,528 shares of Class A common stock reserved for future issuance under the Cadence Bancorporation 2015 Omnibus Incentive Plan; and

•	942,586 performance-based restricted stock unit awards granted and treated as issued for financial reporting purposes but due to performance-based restriction, not yet actually issued or vested under the Cadence Bancorporation 2015 Omnibus Incentive Plan. Accordingly, such performance-based restricted stock unit awards treated as issued may vary depending on performance factors.

Listing	Our Class A common stock is listed on the NYSE under the trading symbol “CADE.”

Risk factors	Investing in our common stock involves risks. See “Risk Factors,” beginning on page S-22 of this prospectus supplement, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of certain factors that you should carefully consider before making an investment decision.

Unless otherwise indicated, the information contained in this prospectus supplement is as of the date set forth on the cover of this prospectus supplement.

SUMMARY HISTORICAL CONSOLIDATED AND OTHER PRO FORMA COMBINED FINANCIAL

DATA

Set forth below is a summary of our consolidated financial data and unaudited pro forma consolidated financial data of as of and for the periods indicated.

The summary consolidated financial data as of and for the years ended December 31, 2017, 2016 and 2015 are derived from our audited consolidated financial statements. The consolidated financial statements as of December 31, 2017 and December 31, 2016 and for each of the years in the three-year period ended December 31, 2017, together with the notes thereto are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary consolidated financial data as of and for the three-month periods ended March 31, 2018 and 2017 are derived from our unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the three months ended March 31, 2018 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2018. The unaudited condensed consolidated financial statements as of March 31, 2018 and for the three-month periods ended March 31, 2018 and 2017, together with the notes thereto are included in our quarterly report on Form 10-Q for the quarter ended March 31, 2018 which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The summary unaudited pro forma condensed consolidated statement of income and other data for the year ended December 31, 2017 and the three months ended March 31, 2018 combines our consolidated results of operations with the combined results of operations of State Bank for the respective periods giving effect to the Merger as if it had been completed as of January 1, 2017. The summary unaudited pro forma condensed consolidated balance sheet data as of March 31, 2018 combines our consolidated balance sheet as of that date with the combined balance sheet of State Bank as of that date and gives effect to the Merger as if it had been completed as of that date. We will account for the Merger under the acquisition method of accounting.

The pro forma financial data appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates and is subject to uncertainties, and does not purport to be indicative of the actual results of operations or financial condition that would have occurred had the Merger in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that we may achieve in the future.

The pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions on revenues and expense efficiencies, among other factors. In addition, as explained in more detail under “Unaudited Pro Forma Combined Condensed Consolidated Financial Information Relating to the Merger with State Bank,” the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Merger.

The pro forma financial data should be read in conjunction with (i) the pro forma condensed combined financial statements and the related notes appearing below under “Unaudited Pro Forma Condensed Combined

Financial Information Relating to the Merger with State Bank,” (ii) “Information Relating to the Merger with State Bank,” (iii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, each of which are incorporated by reference into this prospectus supplement and the accompanying prospectus, and (iv) the historical financial statements of State Bank and the notes thereto included in State Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and State Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31 2018, which financial statements and notes are included in the Current Report on Form 8-K filed by the Company on May 21, 2018, as amended by Amendment No. 1 thereto, dated May 22, 2018, which is incorporated herein by reference into this prospectus supplement and the accompanying prospectus.

	Pro Forma	Cadence Historical		Pro Forma	Cadence Historical
	As of and for the three- months ended March 31, 2018	As of and for the three- months ended March 31,		As of and for the year ended December 31, 2017	As of and for the year ended December 31,
(In thousands, except share and per share data)		2018	2017		2017	2016	2015
Statement of Income Data:
Net income	$54,033	$38,825	$26,117	$139,181	$102,353	$65,774	$39,256
Net interest income	144,720	91,111	74,758	510,158	326,216	279,439	247,778
Noninterest income	35,444	24,983	24,105	139,631	99,874	88,403	79,903
Noninterest expense	102,762	61,939	54,321	378,800	233,356	220,180	232,332
Provision for credit losses	7,588	4,380	5,786	15,845	9,735	49,348	35,984
Per Share Data:(1)
Earnings
Basic	$0.42	$0.46	$0.35	$1.10	$1.26	$0.88	$0.52
Diluted	0.42	0.46	0.35	$1.10	1.25	0.87	0.52
Dividends declared per share		0.125	—		—	—	—
Dividend payout ratio(2)		27.17%	—%		—%	—%	—%
Book value per common share	20.98	16.23	14.75		16.25	14.41	14.06
Tangible book value(3)	11.99	12.32	10.33		12.33	9.97	9.53
Weighted average common shares outstanding
Basic	129,059,215	83,625,000	75,000,000	126,507,160	81,072,945	75,000,000	75,000,000
Diluted	130,109,022	84,674,807	75,672,750	127,039,230	81,605,015	75,294,600	75,116,100
Performance Ratios:
Return on average equity(2)		11.73%	9.71%		8.16%	6.01%	3.78%
Return on average tangible common equity(2)(3)		15.52	13.96		11.08	8.68	5.65
Return on average assets(2)		1.44	1.10		1.02	0.71	0.47
Net interest margin(2)		3.64	3.46		3.57	3.30	3.29
Efficiency ratio(3)		53.35	54.95		54.77	59.86	70.90
Period-End Balance Sheet Data:
Investment securities, available-for-sale		$1,246,005	$1,116,280		$1,262,948	$1,139,347	$720,810
Total loans, net of unearned income		8,646,987	7,561,472		8,253,427	7,432,711	6,916,520
Allowance for credit losses (“ACL”)		91,537	88,304		87,576	82,268	79,783
Total assets		10,999,382	9,720,937		10,948,926	9,530,888	8,811,511
Total deposits		9,048,971	7,841,710		9,011,515	8,016,749	6,987,351
Total shareholders’ equity		1,357,103	1,105,976		1,359,056	1,080,498	1,054,208
Asset Quality Ratios:
Total nonperforming assets (“NPAs”) to total loans plus OREO and net profits interests (“NPI”)		0.84%	2.25%		0.85%	2.22%	1.48%
Total ACL to total loans		1.06	1.17		1.06	1.11	1.15
ACL to total nonperforming loans (“NPLs”)		175.30	65.80		183.62	63.80	114.25
Net charge-offs to average loans(2)		0.02	(0.01)		0.06	0.65	0.15

	Pro Forma	Cadence Historical		Pro Forma	Cadence Historical
	As of and for the three- months ended March 31, 2018	As of and for the three- months ended March 31,		As of and for the year ended December 31, 2017	As of and for the year ended December 31,
(In thousands, except share and per share data)		2018	2017		2017	2016	2015
Capital Ratios:
Total shareholders’ equity to assets	16.29%	12.34%	11.38%		12.41%	11.34%	11.96%
Tangible common equity to tangible assets(3)	10.01	9.65	8.25		9.71	8.13	8.44
Common equity tier 1 (CET1)	10.82	10.42	8.99		10.79	8.84	8.70
Tier 1 leverage capital	10.72	10.57	9.10		11.12	8.89	9.20
Tier 1 risk-based capital	11.08	10.79	9.36		11.17	9.19	9.00
Total risk-based capital	12.37	12.63	11.43		13.18	11.22	11.10

(1)

As of the completion of a secondary offering in February 2018 and without giving effect to the secondary offering completed in May 2018 or the current offering, 54,875,000 of our outstanding shares were owned by Cadence Bancorp, LLC. Cadence Bancorp, LLC owned 64,075,000 of our outstanding shares before the February 2018 secondary offering.

(2)	Annualized for three-month periods ended March 31, 2018 and 2017.
(3)	Considered a non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

RISK FACTORS

An investment in shares of our common stock involves various risks. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in our other reports we file from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. You should also carefully consider the risks described below, and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our common stock. The risks described below and in the accompanying prospectus or in the documents incorporated by reference herein are not the only risks applicable to us or an investment in our common stock. Additional risks not currently known to us or that we currently consider immaterial also may impair our business.

Risks Relating to Cadence Bancorp, LLC

Immediately following this offering, Cadence Bancorp, LLC will hold approximately 25.9% of the voting power of our common stock and may continue to effectively control our management and affairs. This will prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Immediately following the completion of this offering, Cadence Bancorp, LLC will own approximately 25.9% of our outstanding Class A common stock. As a result, although Cadence Bancorp, LLC no longer owns shares sufficient for the majority vote over all matters requiring a stockholder vote, it will retain substantial influence over such matters, including:

•	the election of directors;

•	mergers, consolidations and acquisitions;

•	the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our certificate of incorporation and our bylaws; and

•	our winding up and dissolution.

This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders. The interests of Cadence Bancorp, LLC may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of us or other strategic transactions involving us. For example, Cadence Bancorp, LLC may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. As a result, the market price of our Class A common stock could decline or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the market price of our Class A common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders.

In addition, all of our directors and certain of our executive officers also serve as directors of Cadence Bancorp, LLC. All of our directors and certain of our executive officers also hold equity interests and/or incentive interests in Cadence Bancorp, LLC. Because of these overlapping interests, certain decisions concerning our operations or financial structure may present conflicts of interest amongst our directors and certain of our executive officers and their interests may conflict with yours.

We do not have control over when, if at all, Cadence Bancorp, LLC may decide to sell the shares of our Class A common stock that it will beneficially own following this offering.

After the completion of this offering, Cadence Bancorp, LLC will beneficially own 25.9% of our outstanding Class A common stock . The timing of any further sales by Cadence Bancorp, LLC of shares of our Class A common stock or any other transaction in which Cadence Bancorp, LLC divests any part of its interest in us following this offering is unknown at this time and will be subject to the investment strategy and objectives of Cadence Bancorp, LLC and its members, market conditions and other considerations as well as the lock-up agreement to be entered into by Cadence Bancorp, LLC in connection with this offering. See “Underwriting.” There can be no assurance of the time period over which any such further dispositions will occur or that they will occur at all. Any delay by Cadence Bancorp, LLC in completing, or uncertainty about its ability or intention to complete, the divestiture of our Class A common stock that it beneficially owns could have a material adverse effect on our company and the market price for our Class A common stock. In addition, in certain circumstances certain of our shares of our Class A common stock held by the selling stockholder may be converted into shares of our Class B non-voting common stock. See “Description of Common Stock and Preferred Stock—Common Stock—Class A Common Stock and Class B Non-Voting Common Stock—Conversion of Class A Common Stock Upon LLC Distribution” in the accompanying prospectus. This conversion would decrease the number of outstanding shares of our Class A common stock and, therefore, could result in a holder of our Class A common stock holding in excess of a prescribed regulatory thresholds.

Cadence Bancorp, LLC is a bank holding company, and its failure to maintain adequate capital could have adverse consequences for us and for Cadence Bank.

The regulatory capital rules described in Item 1A. Risk Factors—Regulatory initiatives regarding bank capital requirements may require heightened capital” and “—The Federal Reserve may require us to commit capital resources to support Cadence Bank” and under Item I. Business—Supervision and Regulation—Bank Holding Company Regulation—Regulatory Capital of our Annual Report on Form 10-K for the year ended December 31, 2017 also apply to Cadence Bancorp, LLC, a bank holding company. Substantially all of Cadence Bancorp, LLC’s assets consist of its ownership of shares of the Company’s common stock, and the Company is a non-depository institution consolidated subsidiary of Cadence Bancorp, LLC. Under the capital rules, capital of a banking organization’s consolidated subsidiary that is held by third parties (“minority interests”) is not included in the common equity Tier 1 capital of such banking organization on a consolidated basis unless the issuing subsidiary is a depository institution. Because they are not being issued by Cadence Bank, the shares of Class A common stock issued by us in our IPO and any other shares of our Class A common stock that we issue in the future, as well as the shares of Class A common stock being sold by Cadence Bancorp, LLC in this offering and any future disposition, will not constitute common equity Tier 1 capital of Cadence Bancorp, LLC on a consolidated basis for purposes of these rules. Therefore, as a result of this offering and any such other transactions, we will have higher levels of common equity Tier 1 capital than Cadence Bancorp, LLC with respect to the same amount of consolidated risk weighted assets and consolidated assets and therefore higher common equity Tier 1 and other regulatory capital ratios than Cadence Bancorp, LLC. If we were to issue additional common stock in the future and Cadence Bancorp, LLC did not also issue additional Common Equity Tier 1 capital, or if Cadence Bancorp, LLC were to sell any additional shares of the Company’s common stock owned by it following the completion of this offering, this divergence in Common Equity Tier 1 regulatory capital ratios could increase, including quite significantly in certain circumstances.

Additionally, on December 14, 2015, the Federal Reserve issued a final rule regarding bank holding companies with non-traditional capital structures, such as limited liability companies, which we refer to as LLCs. The rule provides generic examples of certain mechanics or provisions in organizing documents of bank holding companies with non-traditional capital structures, such as Cadence Bancorp, LLC, that may render membership interests (or other form of equity) ineligible as common equity Tier 1 capital. Bank holding companies had until July 1, 2016, to bring relevant capital instruments into compliance with the capital rules, including the guidance in the final rule noted above. Cadence Bancorp, LLC believes that its membership interests are consistent with the capital rules. It is possible that the Federal Reserve could engage in further rulemaking or provide additional guidance regarding the capital of non-traditional capital structures or Cadence Bancorp, LLC’s membership interests specifically, including in connection with future acquisitions or transactions that require regulatory approval or review. Depending on the nature and extent of additional rulemaking or guidance from the Federal Reserve, if any, a portion of Cadence Bancorp, LLC’s membership interests could fail to qualify as common equity Tier 1 capital, which, unless otherwise remedied, could have a material adverse effect on Cadence Bancorp, LLC’s regulatory capital position and the ability of Cadence Bancorp, LLC or the Company to consummate future acquisitions or transactions.

For so long as Cadence Bancorp, LLC is treated as a bank holding company with respect to Cadence Bank and us, the Federal Reserve may take into account the regulatory capital levels of Cadence Bancorp, LLC in its supervision of us, including in determining whether to approve regulatory applications by us such as in connection with proposed acquisitions, which in certain circumstances could lead to limitations on our activities, including our ability to grow through acquisitions or organically. In addition, for so long as our assets are reflected, on a consolidated basis, in the regulatory capital ratios of Cadence Bancorp, LLC, we may face limitations on our growth or the composition of our balance sheet if growth in, or changes to the composition of, our balance sheet would result in Cadence Bancorp, LLC failing to satisfy applicable regulatory capital requirements, in particular if the divergence, discussed above, between the capital levels of Cadence Bancorp, LLC and the Company increase significantly.

In the event that Cadence Bancorp, LLC fails to maintain required regulatory capital ratios (whether as a result of rulemaking rendering equity ineligible or otherwise), including the ratio of common equity Tier 1 capital to risk-weighted assets, the Federal Reserve could take supervisory actions against Cadence Bancorp, LLC that may also negatively affect us and Cadence Bank. Any such actions could significantly impact our return on equity, financial condition, operations, capital position, ability to pursue organic growth, ability to pay dividends, business opportunities and acquisitions, all of which could have a material adverse effect on our business, financial condition and results of operations.

Shares of our Class A common stock held by Cadence Bancorp, LLC may be converted into Class B non-voting common stock.

A percentage of the shares of our Class A common stock held by the selling stockholder may be converted into shares of our Class B non-voting common stock. Each share of our Class A common stock owned by Cadence Bancorp, LLC will automatically convert into a share of Class B non-voting common stock upon a distribution or other transfer of shares to a member of Cadence Bancorp, LLC, or upon the liquidation of Cadence Bancorp, LLC, to the extent that such distribution, transfer or liquidation would otherwise result in such member of Cadence Bancorp, LLC, together with its affiliates, owning in excess of 9.9% of our Class A common stock (or any class of our voting securities), excluding for purposes of this calculation any reduction in ownership resulting from transfers by such holder of our voting securities. In addition, Cadence Bancorp, LLC has the right to cause shares of Class A common stock owned by it to convert into shares of Class B non-voting common stock to the extent that a distribution or other transfer to a member of Cadence Bancorp, LLC, or a liquidation of Cadence Bancorp, LLC, would otherwise result in shares of Class A common stock being received in respect of non-voting units of Cadence Bancorp, LLC. Such conversions would decrease the number of outstanding shares of our Class A common stock and, therefore, could result in a holder of our Class A common stock holding in excess of prescribed regulatory thresholds.

The market price of our Class A common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

Sales of a substantial number of shares of our Class A common stock in the public market, or the perception that large sales could occur, could cause the market price of our Class A common stock to decline or limit our future ability to raise capital through an offering of equity securities.

As of July 20, 2018, there were 83,625,000 shares of our Class A common stock outstanding. Of our issued and outstanding shares of Class A common stock, the 12,500,000 shares sold in this offering, together with the 49,450,000 shares of our Class A common stock sold in our prior registered offerings will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Following completion of the offering, approximately 25.9% of our outstanding Class A common stock will be held by Cadence Bancorp, LLC and can be resold into the public markets in the future in accordance with the requirements of Rule 144.

Pursuant to the Registration Rights Agreement, dated April 19, 2017 between us and the selling stockholder (the “Registration Rights Agreement”), Cadence Bancorp, LLC has the right, in certain circumstances, to require us to register their shares of our common stock under the Securities Act, including for sale into the public markets. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable. In addition, if Cadence Bancorp, LLC distributes or otherwise transfers shares of our common stock to holders of its membership units, those unitholders would benefit from the registration rights under the Registration Rights Agreement. The shares of our Class A common stock held by those unitholders of Cadence Bancorp, LLC would then be able to be resold into the public markets in connection with the exercise of those registration rights or in accordance with the requirements of Rule 144 under the Securities Act, in each case after the expiration of the lockup period described below.

We and our executive officers, directors and the selling stockholder have agreed with the underwriter that, subject to certain exceptions, in connection with the offering, we and they will not directly or indirectly sell or otherwise transfer their shares for a period of 45 days after the completion of the offering. See “Underwriting.”

The market price of our Class A common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of our Class A common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

Risks Relating to an Investment in Our Class A Common Stock

There is a limited public trading history for our Class A common stock. An active, liquid market for our Class A common stock may not be sustained upon completion of this offering, which may impair your ability to sell your shares. As a result, the price at which shares are purchased by the underwriter in this offering may not be indicative of the price at which our Class A common stock will trade in the future.

Our shares of Class A common stock have only been listed on the NYSE since April 13, 2017. Prior to that date, our Class A common stock was not publicly traded. The selling stockholder currently holds 40.9% of the outstanding shares of our Class A common stock and will hold up to 25.9% of the outstanding shares of our Class A common stock upon the completion of this offering. An active, liquid trading market for our Class A common stock may not be sustained following the offering, including as a result of the number of shares held by the selling stockholder, the limited period of time which our shares have been publicly traded or other factors. Although our Class A common stock is currently traded on NYSE, there is no assurance that there will continue to be an active, liquid trading market in our Class A common stock in the future. Without an active, liquid trading market for our Class A common stock, stockholders may not be able to sell their shares at the volume, prices and times desired. Moreover, the lack of an established market could materially and adversely affect the value of our Class A common stock. The price at which shares of our Class A common stock are purchased by the underwriter in this offering will be determined by negotiations between the selling stockholder and the underwriter and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your Class A common stock at our above the price at which shares are purchased by the underwriter in this offering or at any other price or at the time that you would like to sell. In addition, the market price of our Class A common stock could decline significantly due to actual or anticipated issuances or sales of our Class A common stock in the future, including by the selling stockholder and/or its unitholders. An inactive market may also impair our ability to raise capital by selling our Class A common stock and may impair our ability to expand our business by using our Class A common stock as consideration. In addition, there is a limited public trading history for our Class A common stock. As a result, the price at which shares are purchased by the underwriter in this offering may not be indicative of the price at which our Class A common stock will trade in the future.

The market price of our Class A common stock may be subject to substantial fluctuations, which may make it difficult for you to sell your shares at the volume, prices and times desired.

The market price of our Class A common stock may be highly volatile, which may make it difficult for you to sell your shares at the volume, prices and times desired. There are many factors that may impact the market price and trading volume of our Class A common stock, including, without limitation:

•	actual or anticipated fluctuations in our operating results, financial condition or asset quality;

•	changes in economic or business conditions;

•	failure to meet market predictions of our earnings;

•	the effects of, and changes in, trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve;

•	publication of research reports about us, our competitors, or the financial services industry generally, or changes in, or failure to meet, estimates made by securities analysts or ratings agencies of our financial and operating performance, or lack of research reports by industry analysts or ceasing of coverage;

•	operating and stock price performance of companies that investors deemed comparable to us;

•	future issuances of our Class A common stock or other securities, including in connection with the Merger;

•	additions or departures of key personnel;

•	proposed or adopted changes in laws, regulations or policies affecting us;

•	perceptions in the marketplace regarding our competitors and/or us;

•	our treatment as an “emerging growth company” under the federal securities laws;

•	changes in accounting principles, policies and guidelines;

•	rapidly changing technology;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving our competitors or us, including the Merger;

•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services; and

•	other news, announcements or disclosures (whether by us or others) related to us, our competitors, our markets or the financial services industry.

The stock market and, in particular, the market for financial institution stocks, have experienced substantial fluctuations in recent years, which in many cases have been unrelated to the operating performance and prospects of particular companies. In addition, significant fluctuations in the trading volume in our Class A common stock may cause significant price variations to occur. Increased market volatility may materially and adversely affect the market price of our Class A common stock, which could make it difficult to sell your shares at the volume, prices and times desired.

There are substantial regulatory limitations on changes of control of bank holding companies that may discourage investors from purchasing shares of our common stock.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to, and the approval of, the Federal Reserve. Companies investing in banks and bank holding companies receive additional review and may be required to become bank holding companies, subject to regulatory supervision. Accordingly, prospective investors must be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions could discourage third parties from seeking to acquire significant interests in us or in attempting to acquire control of us, which, in turn, could adversely affect the market price of our common stock.

Securities analysts may not continue coverage on our Class A common stock, which could adversely affect the market for our Class A common stock.

The trading market for our Class A common stock depends in part on the research and reports that securities analysts publish about us and our business. We do not have any control over these securities analysts, and they may not cover our Class A common stock. If securities analysts do not continue to cover our Class A common stock, the lack of research coverage may adversely affect our market price. If our Class A common stock is the subject of an unfavorable report, the price of our Class A common stock may decline. If one or more of these analysts cease to cover us or fail to publish regular reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Class A common stock to decline.

As a public company, we incur significant legal, accounting, insurance, compliance and other expenses. Any deficiencies in our financial reporting or internal controls could materially and adversely affect us, including resulting in material misstatements in our financial statements, and the market price of our Class A common stock.

As a public company, we incur significant legal, accounting, insurance and other expenses. These costs and compliance with the rules of the SEC and the rules of the applicable stock exchange may further increase our legal and financial compliance costs and make some activities more time consuming and costly. Beginning with our Annual Report on Form 10-K for our 2018 fiscal year, SEC rules will require that our Chief Executive Officer and Chief Financial Officer periodically certify the existence and effectiveness of our internal control over financial reporting. Beginning with the time we cease to be an “emerging growth company” as defined in the JOBS Act, which we expect to occur at the end of the 2018 fiscal year, our independent registered public accounting firm will be required to attest to our assessment of our internal control over financial reporting. This process will require significant documentation of policies, procedures and systems, review of that documentation by our internal auditing and accounting staff and our outside independent registered public accounting firm, and testing of our internal control over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and attention from management, which could prevent us from successfully implementing our business initiatives and improving our business, results of operations and financial condition, may strain our internal resources, and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter.

During the course of our testing, we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal control over financial reporting. A material weakness is defined by the standards issued by the Public Company Accounting Oversight Board as a deficiency, or combination of deficiencies, in internal control over financial reporting that results in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a consequence, we would have to disclose in periodic reports we file with the SEC any material weakness in our internal control over financial reporting. The existence of a material weakness would preclude management from concluding that our internal control over financial reporting is effective and would preclude our independent auditors from attesting to our assessment of the effectiveness of our internal control over financial reporting is effective. In addition, disclosures of deficiencies of this type in our SEC reports could cause investors to lose confidence in our financial reporting, may negatively affect the market price of our Class A common stock, and could result in the delisting of our securities from the securities exchanges on which they trade. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal control over financial reporting, it may materially and adversely affect us.

Material weaknesses in our financial reporting or internal controls could adversely affect our business.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The identification of any material weakness could result in a material misstatement in our financial statements and have a material adverse impact on our business, financial condition and results of operations and could also result in investors losing confidence in our internal controls and questioning our reported financial information, which, among other things, could have a negative impact on the trading price of our Class A common stock. Additionally, we could become subject to increased regulatory scrutiny and a higher risk of stockholder litigation, which could result in significant additional expenses and require additional financial and management resources.

We are an “emerging growth company,” and the reduced reporting and other requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, being permitted to have an extended transition period for adopting any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board or the SEC, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these and other exemptions until we are no longer an emerging growth company. We expect to cease to be an “emerging growth company” at the end of the 2018 fiscal year. We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions, or if we choose to rely on additional exemptions in the future. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with these accounting standards as of the public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 7(a)(2)(B) of the Securities Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with these accounting standards as of the public company effective dates. Consequently, our financial statements may not be comparable to companies that comply with public company effective dates. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock. We cannot predict if investors will find our common stock less attractive because we plan to rely on this exemption. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. Through December 31, 2017, we have not delayed the adoption of any new or revised accounting, nor do we plan to do so in the near future.

Future equity issuances, including in connection with the Merger, could result in dilution, which could cause our Class A common stock price to decline and future sales of our Class A common stock could depress the market price of our Class A common stock.

As of July 20, 2018, we have 83,625,000 shares of Class A common stock issued and outstanding, and no issued and outstanding shares of our Class B non-voting common stock. Actual or anticipated issuances or sales of substantial amounts of our Class A common stock following this offering could cause the market price of our Class A common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on terms that we deem appropriate. The issuance of any shares of our Class A common stock in the future also would, and equity-related securities could, dilute the percentage ownership interest held by stockholders prior to such issuance. We may issue all of these shares without any action or approval by our stockholders, and these shares, once issued (including upon exercise of outstanding options), will be available for sale into the public market, subject to the restrictions described below, if applicable, for affiliate holders. In connection with the merger, we intend to issue approximately 45,434,215 additional shares of our Class A common stock to State Bank stockholders (based on the number of State Bank shares of common stock and equity awards outstanding as of the date of the Merger Agreement).

Our future ability to pay dividends is subject to restrictions.

We currently conduct substantially all of our operations through our subsidiaries, and a significant part of our income is attributable to dividends from the Bank and we principally rely on the profitability of the Bank to conduct operations and satisfy obligations. Our principal source of funds to pay dividends on our common and preferred stock and service any of our obligations are dividends received directly from our subsidiaries, including Cadence Bank and our wholly owned subsidiary Cadence Insurance. As is the case with all financial institutions, the profitability of the Bank is subject to the fluctuating cost and availability of money, changes in interest rates, and in economic conditions in general. In addition, various federal and state statutes and regulations limit the amount of dividends that the Bank may pay to us, with or without regulatory approval.

Holders of our Class A common stock are entitled to receive only such cash dividends as our board of directors may declare out of funds legally available for such payments. Any declaration and payment of dividends on Class A common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the Class A common stock, and other factors deemed relevant by the board of directors. Furthermore, consistent with our business plans, growth initiatives, capital availability, projected liquidity needs, and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely impact the amount of dividends, if any, paid to our common stockholders.

Our board of directors intends to retain earnings to promote growth and build capital. On July 20, 2018, our board of directors declared a dividend of $0.15 per share of outstanding Class A common stock, which will be paid on September 17, 2018 to stockholders of record on the close of business on September 4, 2018. On May 13, 2018, in connection with announcing our entry into the Merger Agreement with State Bank, we announced that we intend to further increase our quarterly cash dividend to $0.175 per share following closing of the Merger with State Bank. We are subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. Finally, our ability to pay dividends to our stockholders depends on our receipt of dividends from the Bank, which is also subject to restrictions on dividends as a result of banking laws, regulations and policies. Any actual future dividend payments are subject to declaration by our board of directors and will depend on a number of factors, including: (1) our historic and projected financial condition, liquidity and results of operations, (2) our capital levels and needs, (3) tax considerations, (4) any acquisitions or potential acquisitions that we may examine, (5) statutory and regulatory prohibitions and other limitations, (6) the terms of any credit agreements or other borrowing arrangements that restrict our ability to pay cash dividends, (7) general economic conditions and (8) other factors deemed relevant by our board of directors. See “Dividend Policy.”

Our corporate governance documents, and certain corporate and banking laws applicable to us, could make a takeover more difficult, thereby depressing the trading price of our Class A Common Stock.

Certain provisions of our certificate of incorporation and bylaws, and corporate and federal banking laws, could delay, defer, or prevent a third party from acquiring control of our organization or conduct a proxy contest, even if those events were perceived by many of our stockholders as beneficial to their interests. These provisions and the corporate and banking laws and regulations applicable to us:

•	enable our board of directors to issue additional shares of authorized, but unissued capital stock;

•	enable our board of directors to issue “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the board;

•	enable our board of directors to increase the size of the board and fill the vacancies created by the increase;

•	enable our board of directors to serve for three year terms;

•	may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time;

•	provide for a plurality voting standard in the election of directors;

•	do not provide for cumulative voting in the election of directors;

•	enable our board of directors to amend our bylaws without stockholder approval;

•	do not allow for the removal of directors without cause;

•	limit the right of stockholders to call a special meeting;

•	do not allow stockholder action by less than unanimous written consent;

•	require advance notice for director nominations and other stockholder proposals; and

•	require prior regulatory application and approval of any transaction involving control of our organization.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our stockholders might otherwise receive a premium over the market price of our shares. See “Description of Common and Preferred Stock” in the accompanying prospectus. In addition Cadence Bancorp, LLC currently owns, and will continue to own immediately following the completion of this offering, a substantial amount of shares entitled to vote over all matters requiring a stockholder vote, which may delay, deter or prevent acts that would be favored by our other stockholders. See “Risks Relating to Cadence Bancorp, LLC.” Immediately following this offering, Cadence Bancorp, LLC will hold approximately 25.9% of the voting power of our common stock and will have the ability to exercise substantial influence over our management and affairs. This will prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.”

An investment in our Class A common stock is not an insured deposit and is subject to risk of loss.

Your investment in our Class A common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

The return on your investment in our common stock is uncertain.

An investor in our Class A common stock may not realize a substantial return on his or her investment, or may not realize any return at all. Further, as a result of the uncertainty and risks associated with our operations, many of which are described in this “Risk Factors” section, it is possible that an investor could lose his or her entire investment.

Risks Relating to the Merger with State Bank

The market price of our Class A common stock after the Merger with State Bank may be affected by factors different from those affecting the shares of our Class A common stock currently.

Upon completion of the Merger, holders of State Bank common stock will become holders of our Class A common stock. Our business differs in important respects from that of State Bank, and, accordingly, the results of operations of the combined company and the market price of our Class A common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of us.

Regulatory approvals for the Merger with State Bank may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger.

Before the Merger may be completed, we and State Bank must obtain approval from the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency. Other approvals, waivers, or consents from regulators may also be required. An adverse development in either party’s regulatory standing or the factors considered by relevant governmental authorities could result in an inability to obtain approval or delay receipt of required approvals. The relevant governmental entities may impose conditions, limitations, obligations or restrictions on the conduct of the combined company’s business or require changes to the terms of the Merger. There can be no assurance that relevant government entities will not impose conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of the Merger, imposing material additional costs on or materially limiting the revenues of the combined company following the Merger or otherwise reduce the anticipated benefits of the Merger.

The Federal Reserve Board has stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will not in the future allow the application to remain pending while the banking organization addresses its weaknesses. The Federal Reserve Board explained that, in the future, if issues arise during the processing of an application, it will require the applicant banking organization to withdraw its application pending resolution of any supervisory concerns. Accordingly, if there is an adverse development in either party’s regulatory standing, we may be required to withdraw some or all of the applications for approval of the proposed mergers and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

Completion of the Merger is subject to certain additional conditions, and if these conditions are not satisfied or waived, the Merger will not be completed.

In addition to receipt of the required regulatory approvals, each of our and State Bank’s obligation to complete the Merger is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including (1) approval of the Merger Agreement by State Bank’s shareholders, (2) authorization for listing on the New York Stock Exchange of the shares of our Class A common stock to be issued in the Merger, (3) effectiveness of the registration statement on Form S-4 for our Class A common stock to be issued in the Merger and (4) the absence of any order, injunction or other legal restraint preventing the completion of the Merger or making the completion of the Merger illegal. Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (b) performance in all material respects by the other party of its obligations under the Merger Agreement, (c) the absence of a material adverse effect with respect to the other party during a specified period of time prior to the consummation of the Merger and (d) receipt by such party of an opinion from its counsel to the effect that the Merger will qualify as a “reorganization” for U.S. federal income tax purposes. The failure to satisfy all of the required conditions in the Merger Agreement could delay the completion of the Merger or prevent it from occurring. Any delay in completing the Merger could cause us not to realize some or all of the benefits that we expect to achieve if the Merger Agreement is successfully completed within the expected time frame. There can be no assurance that the conditions to the closing of the Merger will be satisfied or waived or that the Merger will be completed, or as to whether the Merger will be completed on terms other than those set forth in the Merger Agreement as in effect as of the date of this prospectus supplement.

Termination of the Merger Agreement could negatively impact us.

If the Merger Agreement is terminated, there may be various consequences. For example, our businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. Additionally, if the Merger Agreement is terminated, the market price of our Class A common stock could decline to the extent that the current market prices reflect a market assumption that the Merger will be completed. In the event that the Merger Agreement is terminated for failing to obtain regulatory approvals and such failure is caused primarily by regulatory concerns related to us, we are required by the Merger Agreement to pay State Bank an expense reimbursement amount equal to $2,000,000.

The combined company may be unable to retain our and/or State Bank personnel successfully after the Merger is completed.

The success of the Merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by us and State Bank. It is possible that these employees may decide not to remain with us or State Bank, as applicable, while the Merger is pending or with the combined company after the Merger is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating State Bank to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, we and State Bank may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms.

The success of the Merger and integration of the Company and State Bank will depend on a number of uncertain factors.

The success of the Merger will depend on a number of factors, including, without limitation:

•	Our ability to integrate the branches acquired from State Bank in the Merger, which we refer to as the acquired branches, into our current operations;

•	Our ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the Merger;

•	Our ability to control the incremental non-interest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

•	Our ability to retain and attract the appropriate personnel to staff the acquired branches; and

•	Our ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

Integrating the acquired branches will be an operation of substantial size and expense, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert our management’s attention and resources. No assurance can be given that the Company will be able to integrate the acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the Merger. The Company may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect our existing profitability, that we will be able to achieve results in the future similar to those achieved by its existing banking business, or that we will be able to manage any growth resulting from the Merger effectively.

We may fail to realize all of the anticipated benefits of the Merger or those benefits may take longer to realize than expected. We may also incur unanticipated liabilities or expenses that adversely affect the anticipated value of or benefits of the Merger.

The full benefits of the Merger, including anticipated growth opportunities, synergies and the projected financial impact on our revenues, earnings, capital ratios and other financial metrics, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Merger could adversely affect our financial condition, results of operations or cash flows. In addition, we will be required to devote significant attention and resources (i) prior to closing to prepare for the integration and operation of State Bank following the Merger and (ii) post-closing to successfully align the business practices and operations of the Company and State Bank. This process may disrupt the businesses and, if ineffective, could limit the anticipated benefits of the Merger. Furthermore, we may incur delays, unanticipated liabilities or expenses with respect to the Merger or integration of State Bank, including as a result of stockholder litigation against us or State Bank, that could adversely affect our results of operations, prevent us from realizing the anticipated benefits of the Merger or divert management’s attention.

Combining the Company and State Bank may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

The Company and State Bank have operated and, until the completion of the Merger, will continue to operate, independently. The success of the Merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate the businesses of the Company and State Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect our ability to successfully conduct our business, which could have an adverse effect on our financial results and the value of our Class A common stock. If we experience difficulties with the integration process, the anticipated benefits of the Merger may not be realized fully or at all, or may take longer to realize than expected. As with any Merger of financial institutions, there also may be business disruptions that cause us to lose customers or cause customers to remove their accounts from us and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on us during this transition period and for an undetermined period after completion of the Merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

We will incur direct and indirect costs, and be subject to business uncertainties and contractual restrictions, as a result of the Merger.

We will incur substantial expenses in connection with and as a result of completing the Merger and, following the completion of the Merger, we expect to incur additional expenses in connection with combining the businesses, operations, policies and procedures of the Company and State Bank. Factors beyond our control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. In addition, uncertainty about the effect of the Merger on employees and customers may have an adverse effect on us. These uncertainties may impair our ability to attract, retain, and motivate key personnel until the Merger is completed, and could cause customers and others that deal with us to seek to change existing business relationships with us. Retention of certain employees by us may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with us, our business could be harmed. In addition, subject to certain exceptions, we have agreed to operate our business in the ordinary course and use commercially reasonable efforts to preserve our business organization, employees and advantageous business relationships prior to closing.

The actual financial positions and results of operations of the combined company may differ materially from the unaudited pro forma financial data included in this prospectus supplement.

The pro forma financial information, projections and data contained in this prospectus supplement and the documents incorporated herein by reference are presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the Merger been completed on the dates indicated. The pro forma financial information has been derived from the audited historical financial statements of the Company and State Bank and the unaudited interim financial statements of the Company and State Bank, and certain adjustments and assumptions have been made regarding the combined businesses after giving effect to the Merger. The assets and liabilities of State Bank have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial condition and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the closing. Any potential decline in our financial condition or results of operations may cause significant variations in the price of our Class A common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A common stock in this offering. All of the shares in this offering are being sold by Cadence Bancorp, LLC, the selling stockholder in this offering. See “Selling Stockholder.” All proceeds from the sale of these shares will be received by the selling stockholder. We will bear all expenses, other than any deemed underwriting discounts and commissions attributable to the sale of securities by the selling stockholder, which will be borne by the selling stockholder.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table summarizes certain selected consolidated financial data of the Company for the periods presented. The selected historical financial data as of and for the three months ended March 31, 2018 and 2017 have been derived from our unaudited interim consolidated financial statements, which are incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the three months ended March 31, 2018 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2018. The unaudited condensed consolidated financial statements as of March 31, 2018 and for the three-month periods ended March 31, 2018 and 2017, together with the notes thereto are included in our quarterly report on Form 10-Q for the quarter ended March 31, 2018, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical financial data as of and for the years ended December 31, 2017, 2016, 2015 and 2014 have been derived from our audited consolidated financial statements, and our audited consolidated financial statements as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 have been incorporated by reference in this prospectus supplement. The historical consolidated financial information presented below contains financial measures that are not presented in accordance with U.S. generally accepted accounting principles and which have not been audited. See “Non-GAAP Financial Measures.”

You should read the following information, together with “Risk Factors” and “Capitalization” included in this prospectus supplement and the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as the information contained under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the period ended March 31, 2018 and the Annual Report on Form 10-K for the year ended December 31, 2017, which have been filed with the SEC and are incorporated herein by reference.

	As of and for the three months ended March 31,		As of and for the year ended December 31,
(In thousands, except share and per share data)	2018	2017	2017	2016	2015	2014
Statement of Income Data:
Net income	$38,825	$26,117	$102,353	$65,774	$39,256	$44,833
Net interest income	91,111	74,758	326,216	279,439	247,778	255,088
Noninterest income—service fees and revenue	23,904	22,489	90,052	81,976	79,437	71,743
Noninterest expense	61,939	54,321	233,356	220,180	232,332	245,147
Provision for credit losses	4,380	5,786	9,735	49,348	35,984	14,118
Per Share Data:(2)
Earnings
Basic	$0.46	$0.35	$1.26	$0.88	$0.52	$0.55
Diluted	0.46	0.35	1.25	0.87	0.52	0.55
Dividends declared per share	0.125	—	—	—	—	—
Dividend payout ratio(3)	27.17%	—%	—%	—%	—%	—%
Book value per common share	16.23	14.75	16.25	14.41	14.06	13.52
Tangible book value(1)	12.32	10.33	12.33	9.97	9.53	8.89
Weighted average common shares outstanding
Basic	83,625,000	75,000,000	81,072,945	75,000,000	75,000,000	75,000,000
Diluted	84,674,807	75,672,750	81,605,015	75,294,600	75,116,100	75,000,000

	As of and for the three months ended March 31,		As of and for the year ended December 31,
(In thousands, except share and per share data)	2018	2017	2017	2016	2015	2014
Performance Ratios:
Return on average equity(3)	11.73%	9.71%	8.16%	6.01%	3.78%	4.15%
Return on average tangible common equity(1)(3)	15.52	13.96	11.08	8.68	5.65	6.45
Return on average assets	1.44	1.10	1.02	0.71	0.47	0.64
Net interest margin(3)	3.64	3.46	3.57	3.30	3.29	4.06
Efficiency ratio(1)	53.35	54.95	54.77	59.86	70.90	74.25
Period-End Balance Sheet Data:
Investment securities, available-for-sale	$1,246,005	$1,116,280	$1,262,948	$1,139,347	$720,810	$522,397
Total loans, net of unearned income	8,646,987	7,561,472	8,253,427	7,432,711	6,916,520	6,192,793
Allowance for credit losses (“ACL”)	91,537	88,304	87,576	82,268	79,783	53,520
Total assets	10,999,382	9,720,937	10,948,926	9,530,888	8,811,511	7,944,804
Total deposits	9,048,971	7,841,710	9,011,515	8,016,749	6,987,351	6,579,889
Total shareholders’ equity	1,357,103	1,105,976	1,359,056	1,080,498	1,054,208	1,014,337
Asset Quality Ratios:
Total nonperforming assets (“NPAs”) to total loans plus OREO and net profits interests (“NPI”)	0.84%	2.25%	0.85%	2.22%	1.48%	1.15%
Total ACL to total loans	1.06	1.17	1.06	1.11	1.15	0.86
ACL to total nonperforming loans (“NPLs”)	175.30	65.80	183.62	63.80	114.25	219.64
Net charge-offs to average loans(3)	0.02	(0.01)	0.06	0.65	0.15	0.09
Capital Ratios:
Total shareholders’ equity to assets	12.34%	11.38%	12.41%	11.34%	11.96%	12.77%
Tangible common equity to tangible assets(1)	9.65	8.25	9.71	8.13	8.44	8.78
Common equity tier 1 (CET1) (transitional)	10.42	8.99	10.79	8.84	8.70	NA
Tier 1 leverage capital	10.57	9.10	11.12	8.89	9.20	9.50
Tier 1 risk-based capital	10.79	9.36	11.17	9.19	9.00	9.20
Total risk-based capital	12.63	11.43	13.18	11.22	11.10	10.70

(1)	Considered a non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.
(2)	As of the completion of a secondary offering in February 2018 but before taking into account the secondary offering completed in May 2018 and the current offering, 54,875,000 of our outstanding shares are owned by Cadence Bancorp, LLC. Cadence Bancorp, LLC owned 64,075,000 of our outstanding shares before the February 2018 secondary offering.
(3)	Annualized for three-month periods ended March 31, 2018 and 2017.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER WITH STATE BANK

The tables below set forth the condensed consolidated financial information for each of the Company and State Bank as well as unaudited pro forma combined condensed consolidated financial information for the Company and State Bank reflecting the Merger, for the year ended December 31, 2017 and as of and for the three months ended March 31, 2018. Except as otherwise noted in the footnotes to the table, (i) the financial information included under the “Cadence Historical” column is derived from the unaudited interim financial statements of the Company as of and for the period ended March 31, 2018 and the audited financial statements for the year ended December 31, 2017, and (ii) the financial information under the “State Bank Historical” column is derived from State Bank’s unaudited financial statements for the period ended March 31, 2018 and State Bank’s audited financial statements for the year ended December 31, 2017. The unaudited interim financial statements for the Company are included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and the audited financial statements for the Company are included in its Annual Report on Form 10-K for the year ended December 31, 2017, each of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The unaudited interim financial statements and the audited financial statements for State Bank are included in the Current Report on Form 8-K filed by the Company on May 21, 2018, as amended by Amendment No. 1 thereto, dated May 22, 2018, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, adjusted from our unaudited interim financial statements as of and for the period ended March 31, 2018 and our audited financial statements for the year ended December 31, 2017 to give effect to the Merger and the estimated acquisition accounting adjustments resulting from the Merger. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2018 in the table below are presented as if the Merger occurred on March 31, 2018, and the unaudited pro forma combined condensed consolidated statements of income for the three months ended March 31, 2018 and the year ended December 31, 2017 is presented as if the Merger occurred on January 1, 2017. You should read such information in conjunction with the Company’s and State Bank’s consolidated financial statements for the three months ended March 31, 2018 and the year ended December 31, 2017 and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet and Statements of Income.

The pro forma adjustments reflected in the table are subject to change in accordance with the terms of the Merger Agreement and as additional information becomes available and additional analyses are performed. The actual adjustments may be materially different from those reflected in the unaudited pro forma adjustments presented herein. Assumptions and estimates underlying the adjustments to the unaudited pro forma financial information are described in the accompanying notes. Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Merger.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The unaudited pro forma financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the Merger.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	As of March 31, 2018
(In thousands, except share data)	Cadence Historical	State Bank Historical	Pro Forma Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	$416,696	$81,733	$525	A	$498,954
Securities available-for-sale	1,246,005	863,697			2,109,702
Securities held-to-maturity	—	27,558	592	B	28,150
Loans held for sale	37,446	47,482	(910)	C	84,018
Loans	8,646,987	3,618,521	(29,273)	C	12,236,235
Less: allowance for credit losses	(91,537)	(31,317)	31,317	D	(91,537)

Net loans	8,555,450	3,587,204			12,144,698
Premises and equipment, net	62,092	52,410	(206)	E	114,296
Goodwill	317,817	84,564	697,824	F	1,100,205
Other intangible assets, net	9,430	10,384	39,506	G	59,320
Other assets	354,446	137,265	(9,590)	E, J	482,121

Total Assets	$10,999,382	$4,892,297			$16,621,464

Liabilities and Shareholder’s Equity
Liabilities:
Noninterest-bearing deposits	$2,040,977	$1,089,579			$3,130,556
Interest-bearing deposits	7,007,994	3,094,853	(782)	H	10,102,065

Total deposits	9,048,971	4,184,432			13,232,621
Borrowings	471,335	24,565			495,900
Other liabilities	121,973	36,646	27,087	I	185,706

Total liabilities	9,642,279	4,245,643			13,914,227

Shareholders’ equity	1,357,103	646,654	703,480	K, L	2,707,237

Total Liabilities and Shareholders’ Equity	$10,999,382	$4,892,297			$16,621,464

Total shares of Class A common stock outstanding	83,625,000	39,003,412	6,430,803	M	129,059,215

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three-Months Ended March 31, 2018
(In thousands, except share and per share data)	Cadence Historical	State Bank Historical	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest Income
Interest and fees on loans	$102,791	$54,390	$(2,727)	N	$154,454
Interest and dividends on securities:	10,302	6,171	1,505	N	17,978

Total interest income	113,093	60,561			172,432
Interest Expense
Interest on deposits	16,630	5,428	25	O	22,083
Interest on borrowed funds	5,352	277			5,629

Total interest expense	21,982	5,705			27,712

Net interest income	91,111	54,856			144,720
Provision for credit losses	4,380	3,208			7,588

Net interest income after provision for credit losses	86,731	51,648			137,132
Noninterest Income	24,983	10,461			35,444
Noninterest Expense	61,939	39,268	1,555	P	102,762

Income before income taxes	49,775	22,841			69,814
Income tax expense	10,950	5,476	(645)	Q	15,781

Net income	$38,825	$17,365			$54,033

Weighted average common shares outstanding (Basic)	83,625,000	38,032,007	7,402,208	R	129,059,215
Weighted average common shares outstanding (Diluted)	84,674,807	38,070,555	7,363,660	R	130,109,022
Earnings per common share (Basic)	$0.46	$0.45			$0.42

Earnings per common share (Diluted)	$0.46	$0.44			$0.42

	For the Year Ended December 31, 2017
(In thousands, except share and per share data)	Cadence Historical	State Bank Historical	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest Income
Interest and fees on loans	$359,308	$185,354	$(15,042)	N	$529,620
Interest and dividends on securities:	37,559	23,024	6,348	N	66,931

Total interest income	396,867	208,378			596,551
Interest Expense
Interest on deposits	49,699	15,059	150	O	64,908
Interest on borrowed funds	20,952	533			21,485

Total interest expense	70,651	15,592			86,393

Net interest income	326,216	192,786			510,158
Provision for credit losses	9,735	6,110			15,845

Net interest income after provision for credit losses	316,481	186,676			494,313
Noninterest Income	99,874	39,757			139,631
Noninterest Expense	233,356	138,817	6,627	P	378,800

Income before income taxes	182,999	87,616			255,144
Income tax expense	80,646	41,042	(5,725)	Q	115,963

Net income	$102,353	$46,574			$139,181

Weighted average common shares outstanding (Basic)	81,072,945	37,923,320	7,510,895	R	126,507,160
Weighted average common shares outstanding (Diluted)	81,605,015	37,994,657	7,439,558	R	127,039,230
Earnings per common share (Basic)	$1.26	$1.20			$1.10

Earnings per common share (Diluted)	$1.25	$1.19			$1.10

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

BALANCE SHEET AND STATEMENTS OF INCOME

Note 1—Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the Merger under the acquisition method of accounting with the Company treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of State Bank, as of the effective date of the Merger, will be recorded by the Company at their respective fair values and the excess of the Merger consideration over the fair value of State Bank’s net assets will be allocated to goodwill.

The Merger, which is currently expected to be completed in the fourth quarter of 2018, provides for State Bank’s common shareholders to receive 1.160 shares of our Class A common stock, valuing the transaction at approximately $1.4 billion based on the closing share price of our Class A common stock on the NYSE of $30.23 on May 11, 2018, the last trading day before the execution and public announcement of the Merger Agreement.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (i) State Bank’s balance sheet through the effective time of the Merger; (ii) the aggregate value of Merger consideration paid if the price of shares of our Class A common stock varies from the assumed $30.23 per share, which represents the closing share price of our Class A common stock on the NYSE on May 11, 2018; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the Merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial information are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $49.9 million are included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over ten years. Goodwill totaling $782.4 million is included in the pro forma adjustments and is not subject to amortization. The purchase price is contingent on the Company’s price per share of Class A common stock at the effective time of the Merger, which has not yet occurred. Accordingly, a 10% increase or decrease in the Company’s most recently used price per share of Class A common stock would result in a corresponding goodwill adjustment of approximately $137 million.

The preliminary purchase price allocation is as follows:

(In thousands, except share and per share amounts)
Pro Forma Purchase Price
Shares of State Bank common stock currently outstanding	39,114,525
Pro Forma exercise of outstanding warrants	52,902

Estimated shares of State Bank common stock outstanding	39,167,427
Exchange ratio	1.16

Total number of shares of Company Class A common stock issued	45,434,215
Share price of Company Class A common stock	$30.23

Equity portion of purchase price	$1,373,476

State Bank Net Assets at Fair Value
Assets acquired
Cash and cash equivalents		$82,258
Investment securities		891,847
Loans		3,635,820
Core deposit intangibles		49,890
Other assets		179,879

Total assets acquired		4,839,694
Liabilities assumed
Deposits		4,183,650
Borrowings		24,565
Other liabilities		40,391

Total liabilities assumed		4,248,606

Net assets acquired		591,088

Preliminary pro forma goodwill		$782,388

Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 23.0% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Adjustments to cash and cash equivalents to reflect estimated cash of $525 thousand in proceeds from exercise of stock warrants.

B.	Adjustment to securities classified as held-to-maturity to reflect estimated fair value of acquired investment securities.

C.	Adjustment to loans, net of unearned income to reflect estimated fair value adjustments, which include lifetime credit loss expectations, current interest rates and liquidity, to acquired loans.

D.	Elimination of State Bank’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

E.	Adjustment to premises and equipment to reflect estimated fair value of acquired premises and equipment.

F.	Adjustments to goodwill to eliminate State Bank goodwill of $84.6 million at Merger date and record estimated goodwill associated with the Merger of $782.4 million.

G.	Adjustments to other intangible assets to eliminate State Bank net intangible assets of $10.4 million and the Company’s estimated core deposit intangible assets of $49.9 million, which are estimated to be 1.5% of total deposits less time deposits.

H.	Adjustment to interest-bearing deposits to reflect estimated fair value of acquired interest-bearing deposits.

I.	Adjustment to accrued expenses and other liabilities to reflect the effects of the acquisition accounting adjustments and contractually obligated transactions costs.

J.	Adjustment to deferred tax asset of $9.6 million to reflect the effects of the acquisition accounting adjustments and contractually obligated transaction costs.

K.	Adjustments to eliminate State Bank’s equity and record the issuance of the Company’s Class A common stock to State Bank common shareholders.

L.	Adjustment to the Company’s equity for $1.2 million in costs related to issuance of stock and after-tax contractually obligated transaction costs of $23.3 million.

M.	Adjustments to common shares outstanding to eliminate 39,003,412 shares of State Bank common stock outstanding as of March 31, 2018 and record 46,557,903 shares of the Company’s Class A common stock issued in the Merger calculated using the exchange ratio of 1.160 shares of the Company’s Class A common stock per share of State Bank common stock (see Note 2—Preliminary Purchase Price Allocation).

N.	Net adjustments to interest income of $(1.2) million and $(8.7) million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, to eliminate State Bank amortization of premiums and accretion of discounts on previously acquired loans and securities and record estimated amortization of premiums and accretion of discounts on acquired loans and held-to-maturity securities.

O.

Net adjustments to interest expense of $25 thousand and $150 thousand for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, to eliminate State Bank amortization of premiums and accretion of discounts on previously acquired deposits and record estimated amortization of premiums and accretion of discounts on acquired deposits.

P.	Net adjustments to noninterest expense of $1.6 million and $6.6 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, to eliminate State Bank amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets.

Q.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated blended federal and state tax rate of 22.0% and 37.0% as of March 31, 2018 and December 31, 2017, respectively.

R.	Adjustments to weighted-average shares of the Company’s Class A common stock outstanding to eliminate weighted-average shares of State Bank common stock outstanding and record shares of the Company’s Class A common stock issued in the Merger, calculated using the exchange ratio of 1.16 shares of the Company’s Class A common stock per each share of State Bank common stock.

Note 4—Merger- and Integration-Related Costs

Merger- and integration-related costs are not included in the pro forma condensed combined statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the Merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.

DIVIDEND POLICY

On July 20, 2018, our board of directors declared a quarterly cash dividend in the amount of $0.15 per share of outstanding Class A common stock, representing an annualized dividend of $0.60 per share. The dividend will be paid on September 17, 2018 to holders of record on September 4, 2018.

On May 13, 2018, in connection with announcing entry into the Merger Agreement with State Bank, the Company also announced that it intends to further increase its quarterly cash dividend to $0.175 per share following closing of the Merger with State Bank.

Although we expect to pay dividends according to our dividend policy, we may elect not to pay dividends. Any future determination relating to our dividend policy will be made by our board of directors and will depend on a number of factors, including: (1) our historic and projected financial condition, liquidity and results of operations, (2) our capital levels and needs, (3) tax considerations, (4) any acquisitions or potential acquisitions that we may examine, (5) statutory and regulatory prohibitions and other limitations, (6) the terms of any credit agreements or other borrowing arrangements that restrict our ability to pay cash dividends, (7) general economic conditions and (8) other factors deemed relevant by our board of directors. We are not obligated to pay dividends on our common stock and are subject to restrictions on paying dividends on our common stock.

As a Delaware corporation, we are subject to certain restrictions on dividends under the Delaware General Corporation Law, as amended (the “DGCL”). Generally, a Delaware corporation may only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

In addition, we are subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies.

Because we are a bank holding company and do not engage directly in business activities of a material nature, our ability to pay dividends to our stockholders depends, in large part, upon our receipt of dividends from the Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies.

PRICE RANGE OF OUR CLASS A COMMON STOCK

Our Class A common stock has been listed on the NYSE under the symbol “CADE” since April 13, 2017. The following table sets forth, for the periods indicated, the high and low sale prices in dollars on the NYSE for our Class A common stock with respect to the periods indicated.

	High	Low
Quarter ended June 30, 2017 (from April 13, 2017)	$23.71	$20.50
Quarter ended September 30, 2017	$23.23	$20.00
Quarter ended December 31, 2017	$27.14	$21.81
Quarter ended March 31, 2018	$29.30	$25.20
Quarter ended June 30, 2018	$31.44	$26.41
Quarter ended September 30, 2018 (through July 23, 2018)	$29.97	$28.49

On July 23, 2018, the last reported sale price for our Class A common stock on the NYSE was $28.72 per share. As of July 20, 2018, there were 2 stockholders of record of our Class A common stock.

SELLING STOCKHOLDER

The following table sets forth certain information as of July 20, 2018 regarding the beneficial ownership of the common stock of Cadence Bancorporation by Cadence Bancorp, LLC, the selling stockholder in this offering, based on 83,625,000 shares of our common stock outstanding as of July 20, 2018.

	Beneficial Ownership Before this Offering				Beneficial Ownership After this Offering
	Class A Common Stock	Class B Common Stock	Total		Class A Common Stock	Class B Common Stock	Total
Name of Beneficial Owner	Number	Number	Number	%	Number	Number	Number	%
Cadence Bancorp, LLC(1)	34,175,000	—	34,175,000	40.9%	21,675,000	—	21,675,000	25.9%

(1)	The principal address of Cadence Bancorp, LLC is 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056. The board of directors of Cadence Bancorp, LLC has the sole voting and dispositive power with respect to the shares of our Class A common stock held by Cadence Bancorp, LLC. The board of directors of Cadence Bancorp, LLC currently has six members, each of whom serve on our board of directors: William B. Harrison, Jr., J. Richard Fredericks, Robert K. Steel, Scott M. Stuart, Paul B. Murphy, Jr. and Marc J. Shapiro.

As of July 20, 2018, the following persons are beneficial owners of 5% or more of the outstanding membership units of Cadence Bancorp, LLC:

	Class A Units Beneficially Owned	Class B Non-Voting Units Beneficially Owned	Class C Units Beneficially Owned	Total Units Beneficially Owned
	Number	Number	Number	Number	%(a)
Name of Beneficial Owner(b)
Arbejdsmarkedets Tillaegspension (a Danish Pension Plan)	46,161	153,839	—	200,000	16.5%
State Teachers Retirement System of Ohio	46,161	152,839	—	199,000	16.5%
Sageview Capital GenPar, L.P.(c)	—	47,320	105,313	152,633	12.6%
The State of Oregon, by and through the Oregon Investment Council on behalf of the Oregon Public Employees Retirement Fund	46,161	53,839	—	100,000	8.3%
Board of Regents of the University of Texas System	46,161	33,839	—	80,000	6.6%
California Public Employees’ Retirement System	46,161	33,247	—	79,408	6.6%

(a)	Percentages of total membership units outstanding are based on 1,208,955 total membership units outstanding as of July 20, 2018. Number of units shown is rounded to the nearest whole unit.
(b)	None of the foregoing persons has direct or indirect voting or dispositive power with respect to the shares of Cadence Bancorporation common stock held by Cadence Bancorp, LLC in its capacity as an investor in Cadence Bancorp, LLC.
(c)	Includes 105,313 Class C membership units, held by Sageview Capital GenPar, L.P.; 18,235 Class B non-voting membership units held by Sageview Capital Partners (A), L.P., over which Sageview Capital GenPar, L.P. exercises dispositive control; 13,627 Class B non-voting membership units held by Sageview Capital Partners (B), L.P., over which Sageview Capital GenPar, L.P. exercises dispositive control; and 15,458 Class B non-voting membership units held by Sageview Partners (C) Investments, L.P., over which Sageview Capital GenPar, L.P. exercises dispositive control. Scott M. Stuart, a director of Cadence Bancorp, LLC, is a managing partner of Sageview Capital and may be deemed to share beneficial ownership of membership units of Cadence Bancorp, LLC beneficially owned by Sageview Capital GenPar, L.P. Mr. Stuart expressly disclaims any such beneficial ownership.

CAPITALIZATION

The following table shows our capitalization, including regulatory capital ratios, and our cash and cash equivalents as of March 31, 2018, on an actual and on a pro forma consolidated basis, to reflect the Merger and the issuance of an estimated approximately 45.4 million shares of our Class A common stock in connection the completion of the Merger.

You should read the following table in conjunction with the section titled “Summary Selected Historical Consolidated Financial Information” included in this prospectus supplement and the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as the information contained under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the period ended March 31, 2018 and our Annual Report on Form 10-K for the year ended December 31, 2017, which have been filed with the SEC and are incorporated herein by reference. The pro forma financial information appearing below is based upon a number of other assumptions and estimates and is subject to uncertainties, and this table should be read in conjunction with the information under “Unaudited Pro Forma Combined Condensed Consolidated Financial Information Relating to the Merger with State Bank,” appearing elsewhere in this prospectus supplement.

	As of March 31, 2018
	Cadence Historical	Pro Forma Combined
	(dollars in thousands) (unaudited)
Cash and cash equivalents	$416,696	$498,954
Long-term debt	320,037	320,037
Shareholders’ equity:
Preferred stock	—	—
Class A Common Stock, 83,625,000 shares issued and outstanding; 129,059,215 shares issued and outstanding on a pro forma basis	836	1,291
Class B Non-Voting Common Stock, none issued and outstanding	—	—
Additional paid-in capital	1,037,493	2,410,514
Retained earnings	369,585	346,243
Accumulated other comprehensive loss, net	(50,811)	(50,811)

Total shareholders’ equity(1)	1,357,103	2,707,237

Total long-term debt plus shareholders’ equity	$1,677,140	$3,027,274

Capital ratios:
Total shareholders’ equity to assets	12.34%	16.29%
Tangible common equity ratio(2)	9.65	10.01
Common equity tier 1	10.42	10.82
Tier 1 leverage capital	10.57	10.72
Tier 1 risk-based capital	10.79	11.08
Total risk-based capital	12.63	12.37

(1)	References in this section to the number of shares of our common stock outstanding after this offering are based on shares of our common stock issued and outstanding as of July 20, 2018. Unless otherwise noted, these references exclude any shares reserved for issuance under the Cadence Bancorporation 2015 Omnibus Incentive Plan.
(2)	Tangible common equity ratio is a non-GAAP financial measure. The tangible common equity ratio is defined as the ratio of tangible common equity divided by total assets less goodwill and other intangible assets. For a reconciliation of the non-GAAP measure to the most directly comparable GAAP financial measure, please see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

We identify “efficiency ratio,” “adjusted noninterest expense,” “adjusted operating revenue,” “tangible common equity,” “tangible common equity ratio,” “return on average tangible common equity,” “tangible book value per share” and “pre-tax pre-provision net earnings” as “non-GAAP financial measures.” In accordance with the SEC’s rules, we identify certain financial measures as non-GAAP financial measures if such financial measures exclude or include amounts in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in effect in the United States in our statements of income, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures, ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP

The non-GAAP financial measures that we discuss in this prospectus supplement should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names and, therefore, may not be comparable to our non-GAAP financial measures.

Efficiency ratio is defined as noninterest expenses divided by operating revenue, which is equal to net interest income plus noninterest income. We believe that this measure is important to many investors in the marketplace who wish to assess our performance versus that of our peers.

Our adjusted noninterest expenses represent total noninterest expenses net of any merger, restructuring or branch closing costs. Our adjusted operating revenue is equal to net interest income plus noninterest income excluding gains and losses on sales of securities and branches. In our judgment, the adjustments made to noninterest expense and operating revenue allow management and investors to better assess our performance by removing the volatility that is associated with certain other discrete items that are unrelated to our core business.

Tangible common equity is defined as total shareholders’ equity, excluding preferred stock, less goodwill and other intangible assets. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in common shareholders’ equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both common equity and assets while not increasing our tangible common equity or tangible assets.

The tangible common equity ratio is defined as the ratio of tangible common equity divided by total assets less goodwill and other intangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. We believe that the most directly comparable GAAP financial measure is total shareholders’ equity to total assets.

Return on average tangible common equity is defined as net income divided by average tangible common equity. We believe the most directly comparable GAAP financial measure is the return on average common equity.

Tangible book value per share is defined as book value, excluding the impact of goodwill and other intangible assets, if any, divided by shares of our common stock outstanding.

Pre-tax, pre-provision net earnings is defined as income before taxes and provision for credit losses. We believe the most directly comparable GAAP financial measure is income before taxes.

The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	Pro Forma	Cadence Historical
	As of and for the three months ended March 31, 2018
(In thousands, except share and per share data)		As of and for the three months ended March 31,		As of and for the year ended December 31,
		2018	2017	2017	2016	2015	2014
Efficiency ratio
Noninterest expenses (numerator)		$61,939	$54,321	$233,356	$220,180	$232,332	$245,147

Net interest income		$91,111	$74,758	$326,216	$279,439	$247,778	$255,088
Noninterest income		24,983	24,105	99,874	88,403	79,903	75,070

Operating revenue (denominator)		$116,094	$98,863	$426,090	$367,842	$327,681	$330,158

Efficiency ratio		53.35%	54.95%	54.77%	59.86%	70.90%	74.25%

Adjusted noninterest expenses and operating revenue
Noninterest expense		$61,939	$54,321	$233,356	$220,180	$232,332	$245,147
Less: Branch closure expenses		35	46	198	238	2,074	5,222

Adjusted noninterest expenses		$61,904	$54,275	$233,158	$219,942	$230,258	$239,925

Net interest income		$91,111	$74,758	$326,216	$279,439	$247,778	$255,088
Noninterest income		24,983	24,105	99,874	88,403	79,903	75,070
Less: Losses on sale of branches		—	—	—	—	(1,501)	(763)
Less: Securities gains (losses), net		12	81	(146)	3,736	1,171	659

Adjusted operating revenue		$116,082	$98,782	$426,236	$364,106	$328,011	$330,262

Tangible common equity ratio
Shareholders’ equity	$2,707,237	$1,357,103	$1,105,976	$1,359,056	$1,080,498	$1,054,208	$1,014,337
Less: Goodwill and other intangible assets, net	(1,159,525)	(327,247)	(331,450)	(328,040)	(332,691)	(339,223)	(347,651)

Tangible common shareholders’ equity	1,547,712	1,029,856	774,526	1,031,016	747,807	714,985	666,686

Total assets	16,621,464	10,999,382	9,720,937	10,948,926	9,530,888	8,811,511	7,944,804
Less: Goodwill and other intangible assets, net	(1,159,525)	(327,247)	(331,450)	(328,040)	(332,691)	(339,223)	(347,651)

Tangible assets	$15,461,939	$10,672,135	$9,389,487	$10,620,886	$9,198,197	$8,472,288	$7,597,153

Tangible common equity ratio	10.01%	9.65%	8.25%	9.71%	8.13%	8.44%	8.78%

Tangible book value per share
Shareholders’ equity	$2,707,237	$1,357,103	$1,105,976	$1,359,056	$1,080,498	$1,054,208	$1,014,337
Less: Goodwill and other intangible assets, net	(1,159,525)	(327,247)	(331,450)	(328,040)	(332,691)	(339,223)	(347,651)

Tangible common shareholders’ equity	$1,547,712	$1,029,856	$774,526	$1,031,016	$747,807	$714,985	$666,686

Common shares issued	129,059,215	83,625,000	75,000,000	83,625,000	75,000,000	75,000,000	75,000,000

Tangible book value per share	$11.99	$12.32	$10.33	$12.33	$9.97	$9.53	$8.89

	Pro Forma	Cadence Historical
	As of and for the three months ended March 31, 2018
(In thousands, except share and per share data)		As of and for the three months ended March 31,		As of and for the year ended December 31,
		2018	2017	2017	2016	2015	2014
Return on average tangible common equity
Average common equity		$1,342,445	$1,090,905	$1,253,861	$1,093,604	$1,038,680	$991,525
Less: Average intangible assets		(327,727)	(332,199)	(330,411)	(336,054)	(343,566)	(353,014)

Average tangible common shareholders’ equity		$1,014,718	$758,706	$923,450	$757,550	$695,114	$638,511

Net income		$38,825	$26,117	$102,353	$65,774	$39,256	$44,833

Return on average tangible common equity(1)		15.52%	13.96%	11.08%	8.68%	5.65%	6.45

Pre-tax, pre-provision net earnings
Income before taxes		$49,775	$38,756	$182,999	$98,314	$59,365	$70,893
Plus: Provision for credit losses		4,380	5,786	9,735	49,348	35,984	14,118

Pre-tax, pre-provision net earnings		$54,155	$44,542	$192,734	$147,662	$95,349	$85,011

(1)	Annualized for the three-month periods ended March 31, 2018 and 2017.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or any of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner therein generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their tax advisors.

This discussion assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders who own or have owned (directly, indirectly or constructively) five percent or more of our common stock (by vote or value)). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares.

Dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Gain on Sale or Other Disposition of our Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes and the non-U.S. holder held, directly or indirectly, more than 5% of our common stock at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as not a United States person or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker that is:

•	a “United States person” for U.S. federal income tax purposes;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

information reporting will apply unless the broker has documentary evidence in its files that the owner is not a United States person and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the owner is a “United States person” for U.S. federal income tax purposes.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or meets other exceptions. Under FATCA, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying its direct and indirect U.S. owners or meets other exceptions. Foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. These withholding taxes would be imposed on dividends paid with respect to our common stock to foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of our common stock) that fail to satisfy the above requirements. Payments of gross proceeds from a sale or other disposition of our common stock could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. Prospective non-U.S. holders should consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “Plans”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the shares. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the shares by a Plan with respect to which the Company, the underwriter or any of our or their affiliates may be or become parties in interest or disqualified persons may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the shares. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption (the “service provider exemption”) for the purchase and sale of the shares, provided that neither the issuer of the shares nor any of its affiliates has or exercises any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser of the shares or any interest therein will be deemed to have represented by its purchase of the shares that it either (1) is not a Plan or a Non-ERISA Arrangement and is not purchasing the shares on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (2) the purchase of the shares will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the shares on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase under Similar Laws, as applicable. Purchasers of the shares have exclusive responsibility for ensuring that their purchase of the shares do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the shares to a Plan or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement or that such investment is appropriate for such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING

The Company, the selling stockholder and Goldman Sachs & Co. LLC, the underwriter in this offering, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase the shares of our Class A common stock.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter.

Per Share	$
Total	$

Shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus. After the initial offering of the shares, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The Company, our officers and directors, and the selling stockholder have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of the underwriter and except (1) pursuant to employee stock option plans described in this prospectus supplement and (2) in connection with business combinations provided that the aggregate number of shares issued in any such business combination or combinations during such 45-day period does not exceed 10% of the outstanding shares of our common stock as of the closing of this offering, though we are permitted to enter into any agreement to issue a number of shares of our common stock in excess of such threshold during such 45-day period. This agreement does not apply to any existing employee benefit plans.

Our Class A common stock is listed on the NYSE under the symbol “CADE.”

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases.    Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the applicable stock exchange, in the over-the-counter market or otherwise.

The underwriter does not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

The Company estimates that its share of the total expenses of the offering, excluding any deemed underwriting discounts and commissions, will be approximately $                  million.

The Company and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relative Member State”) an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Directive:

•	To any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter for any such offer; or

•	In any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of the shares shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any shares of our Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Australia

This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Bermuda

Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

British Virgin Islands

The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

China

This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

South Africa

Due to restrictions under the securities laws of South Africa, the shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

(i)	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorised financial service providers under South African law;

(e)	financial institutions recognised as such under South African law;

(f)	a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

(ii)	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the shares. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

VALIDITY OF CLASS A COMMON STOCK

The validity of the securities offered in this offering and other certain legal matters in connection with this offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. The validity of the securities offered hereby will be passed upon for the underwriter by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cadence Bancorporation at December 31, 2017 and December 31, 2016, and for each of the years then ended, incorporated by reference in this prospectus supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, and for the year ended December 31, 2015, by KPMG LLP, independent registered public accounting firm, as set forth in their respective reports thereon appearing in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated in this prospectus supplement by reference, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of State Bank Financial Corporation as of December 31, 2017 and December 31, 2016 and for each of the three years then ended, appearing in the Company’s Current Report on Form 8-K dated May 21, 2018, as amended by Amendment No. 1, dated May 22, 2018, have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

CADENCE BANCORPORATION

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Purchase Contracts

Warrants

Rights

Units

We may offer and sell from time to time, in one or more series, shares of our common stock or preferred stock, our debt securities, which may consist of notes, debentures, or other evidences of indebtedness, depositary shares, purchase contracts, warrants, rights and units comprised of two or more of these securities in any combination. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours. In addition, Cadence Bancorp, LLC, the selling stockholder identified in this prospectus, may offer and sell shares of our Class A common stock from time to time, at prices and on terms that will be set forth in one or more supplements to this prospectus. We will not receive any proceeds from the sale of shares of our Class A common stock to be offered by the selling stockholder.

This prospectus provides you with a general description of the securities that we or the selling stockholder may offer. Each time we and/or the selling stockholder offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement that contains specific information about the offering and the specific amounts, prices and terms of the securities being offered, and, if the selling stockholder is offering and selling securities, the selling stockholder. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, before deciding to invest you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution” on page 30 of this prospectus. If any agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such agents or underwriters and any applicable discounts or commissions will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.

We are an “emerging growth company” under the federal securities laws and, as such, are eligible for reduced public company reporting and other requirements. Investing in our securities involves risks. See the section entitled “Risk Factors” contained on page 10 of this prospectus and in the applicable prospectus supplement, and in the reports we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus before deciding to invest in any of these securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities referred to in this prospectus will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is May 21, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) using an automatic “shelf” registration process. Under this shelf registration process, we or the selling stockholder may from time to time offer and sell the securities described in this prospectus in one or more offerings, denominated in U.S. dollars or the equivalent in foreign currencies, currency units or composite currencies.

This prospectus provides you with a general description of the securities covered by it. Each time we and/or the selling stockholder offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offer and include a discussion of any risk factors or other special considerations that apply to the securities. In addition, if the selling stockholder sells securities under this prospectus, the prospectus supplement will contain specific information about the selling stockholder. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “ourselves,” “the Company,” “the company,” and “our company” refer to Cadence Bancorporation, a Delaware corporation, and its consolidated subsidiaries after giving effect to the reorganization transactions that were completed in July 2015, pursuant to which Cadence Financial Corporation, a Mississippi corporation, was merged with and into Cadence Bancorporation, a Delaware corporation previously formed by Cadence Financial Corporation, with Cadence Bancorporation surviving the merger as a wholly owned subsidiary of Cadence Bancorp, LLC. For all periods prior to the completion of such reorganization transactions, these terms refer to Cadence Financial Corporation and its consolidated subsidiaries. All references to the “selling stockholder” refer to Cadence Bancorp, LLC, a Delaware limited liability company. All references in this prospectus to “Cadence Bank” or “the Bank” refer to Cadence Bank, National Association (N.A.), our wholly owned bank subsidiary. Unless otherwise indicated, references to our “common stock” include our Class A common stock and our Class B non-voting common stock.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The table of contents and the table of contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

MARKET AND INDUSTRY DATA

This prospectus and any accompanying prospectus supplement, and any document incorporated by reference into this prospectus and any accompanying prospectus supplement, may include industry, market and competitive position data and forecasts that are based on industry publications and studies conducted by independent third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe that the market position, market opportunity and market size information included in this prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, is generally reliable, we have not verified the data, which is inherently imprecise. The forward-looking statements included in this prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, related to industry, market and competitive data position may be materially different than actual results.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of reduced reporting and other requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present less than five years of selected historical financial data;

•	we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•	we are permitted to have an extended transition period for adopting any new or revised accounting standards that may be issued by the Financial Accounting Standards Board (“FASB”) or the SEC;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	we are not required to give our stockholders nonbinding advisory votes on executive compensation or golden parachute arrangements.

We have elected to take advantage of the scaled disclosures and other relief described above in this prospectus, and we may take advantage of these exemptions until December 31, 2022 or such earlier time that we are no longer an “emerging growth company.” In general, we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, at the end of a fiscal year in which we have more than $700 million in market value of our common stock held by non-affiliates on June 30 of such year after we have been public for a year, or we issue more than $1.0 billion of non-convertible debt over a three year period. For so long as we may choose to take advantage of some or all of these reduced burdens, the level of information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.cadencebancorporation.com. Information contained in or linked to our website is not a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is: http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).

Report(s)	Period(s) of Report(s) or Date(s) Filed

•  Annual Report on Form 10-K filed on March 19, 2018, including portions incorporated by reference therein to our Definitive Proxy Statement and our Revised Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Stockholders, in each case filed with the SEC on March 30, 2018

For the year ended December 31, 2017

• Quarterly report on Form 10-Q filed on May 15, 2018	For the quarter ended March 31, 2018

• Current Reports on Form 8-K	Filed on February 8, 2018, February 13, 2018, May 14, 2018, May 18, 2018 and May 21, 2018

This prospectus also incorporates by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus until the completion of the offering of the securities covered by this prospectus or until we terminate this offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our business, financial condition and results of operations and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Cadence Bancorporation

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

(713) 871-4000

In addition, we maintain an Internet website, www.cadencebancorporation.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this registration statement.

Neither we nor the selling stockholder have authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplements and the other documents we incorporate by reference in this prospectus, may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•	business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas;

•	economic, market, operational, liquidity, credit and interest rate risks associated with our business;

•	lack of seasoning in our loan portfolio;

•	deteriorating asset quality and higher loan charge-offs;

•	the laws and regulations applicable to our business;

•	our ability to achieve organic loan and deposit growth and the composition of such growth;

•	increased competition in the financial services industry, nationally, regionally or locally;

•	our ability to maintain our historical earnings trends;

•	our ability to raise additional capital to implement our business plan;

•	material weaknesses in our internal control over financial reporting;

•	the composition of our management team and our ability to attract and retain key personnel;

•	the fiscal position of the U.S. federal government and the soundness of other financial institutions;

•	our ability to monitor our lending relationships;

•	the composition of our loan portfolio, including the identity of our borrowers and the concentration of loans in energy-related industries and in our specialized industries;

•	the portion of our loan portfolio that is comprised of participations and shared national credits;

•	the amount of nonperforming and classified assets we hold;

•	time and effort necessary to resolve nonperforming assets;

•	our ability to identify potential candidates for, consummate, and achieve synergies resulting from, potential future acquisitions;

•	environmental liability associated with our lending activities;

•	the geographic concentration of our markets in Texas and the southeast United States;

•	the commencement and outcome of litigation and other legal proceedings against us or to which we may become subject;

•	the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd-Frank Act, and their application by our regulators, and the impact if potential expected changes do not occur;

•	requirements to remediate adverse examination findings;

•	changes in the scope and cost of FDIC deposit insurance premiums;

•	implementation of regulatory initiatives regarding bank capital requirements that may require heightened capital;

•	the obligations associated with being a public company;

•	our success at managing the risks involved in the foregoing items;

•	our modeling estimates related to an increased interest rate environment;

•	our ability to achieve the cost savings and efficiencies in connection with branch closures; and

•	our estimates as to our expected operational leverage and the expected additional loan capacity of our relationship managers.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

This summary provides a general description of the securities we may offer, and the Class A common stock that the selling stockholder may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we and/or the selling stockholder may offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

Cadence Bancorporation

Cadence Bancorporation is a bank holding company and a Delaware corporation headquartered in Houston, Texas, and is the parent company of Cadence Bank, N.A. Formed in 2009 by banking industry veterans, we secured $1.0 billion of capital commitments in 2010 and built our franchise on the heels of three successful acquisitions: Cadence Bank, N.A. in March 2011, the franchise of Superior Bank in April 2011 and Encore Bank, N.A. in July 2012. Today, we are a growth-oriented, middle-market focused commercial relationship bank providing a broad range of banking and wealth management services to businesses, high net worth individuals, business owners and retail customers through a network of 65 branches as of March 31, 2018, with branches in Alabama (25), Florida (14), Texas (11), Mississippi (11) and Tennessee (4). We completed our initial public offering and listing on the NYSE in April 2017. As of March 31, 2018, we had $11.0 billion of assets, $8.6 billion of net loans, $9.0 billion in deposits and $1.4 billion in shareholders’ equity. We generated $38.8 million, $102.4 million and $65.8 million of net income for the quarter ended March 31, 2018 and years ended December 31, 2017 and 2016, respectively.

We are focused on organic growth and expanding our position in our markets. Through our experienced and motivated team of commercial relationship managers and our integrated, client-centric approach to banking, we have successfully grown each of our businesses. We believe our franchise is positioned for continued growth as a result of (i) our attractive geographic footprint, (ii) our focus and ability to provide differentiated, customized service to a wide variety of industries and clients, (iii) our stable and cost efficient deposit funding base, (iv) our veteran board of directors, management team and relationship managers, (v) our capital position and (vi) our credit quality and risk management processes.

Our principal executive office is located at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056, and our telephone number is (713) 871-4000. Our website address is www.cadencebancorporation.com. The information contained on our website is not a part of, nor incorporated by reference into, this prospectus.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 3 of this prospectus.

The Securities We and/or the Selling Stockholder May Offer

We and/or the selling stockholder may use this prospectus to offer securities from time to time in one or more offerings. A prospectus supplement, which we will provide each time we and/or the selling stockholder offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section on page 10 of this prospectus. We and/or the selling stockholder will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We and/or the selling stockholder may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and/or the selling stockholder, as well as any agents acting on our behalf and/or on behalf of the selling stockholder, as applicable, reserve the sole right to accept or to reject in whole or in part any proposed purchase of such securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of such securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may sell our common stock, and/or the selling stockholder may sell our Class A common stock, par value $0.01 per share. In a prospectus supplement, we and/or the selling stockholder will describe the aggregate number of shares offered and the offering price or prices of the shares.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CADE.” We expect that any shares of our Class A common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. Any prospectus supplement will contain information, where applicable, as to any other listing on the NYSE or any other securities exchange of the other securities covered by the prospectus supplement.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Rights

We may distribute rights to the holders of our common stock or other securities to purchase a specified number of shares of our common stock or other securities that the holder owns as of record date set by our board of directors. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the rights.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or on which management is not focused or that management deems immaterial. Our business, financial condition or results or operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES

Our historical ratio of earnings to fixed charges for the periods indicated are set forth in the table below. The following table should be read in conjunction with our consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated by reference in this prospectus. For further information, see Exhibit 12.1 (Computation of Ratio of Earnings to Fixed Charges) to the registration statement of which this prospectus forms a part.

	As of and for the three months ended March 31,	As of and for the year ended December 31,
	2018	2017	2016	2015	2014(1)
Ratio of Earnings to Fixed Charges
Including interest on deposits	3.15x	3.37x	2.65x	2.16x	2.82x
Excluding interest on deposits	11.21x	9.95x	6.44x	4.28x	5.78x
Ratio of Earnings to Fixed Charges and Preferred Dividends(1)
Including interest on deposits	3.15x	3.37x	2.65x	2.16x	2.46x
Excluding interest on deposits	11.21x	9.95x	6.44x	4.28x	4.44x

(1)	Preferred stock dividends were paid in 2014 on the preferred stock assumed by the Company in connection with the Company’s acquisition of Encore Bancshares Inc. These securities were redeemed in full by the Company in August 2014.

USE OF PROCEEDS

We do not currently know the number or types of securities that ultimately will be sold pursuant to this prospectus or the prices at which such securities will be sold. Unless otherwise specified in a prospectus supplement relating to a specific issue of securities accompanying this prospectus, we intend to use the net proceeds from sale of the securities to support our organic growth and for general corporate purposes, which may include, but is not limited to, repayment of debt, maintenance of our required regulatory capital, and potential future acquisition opportunities that we believe may be complementary to our business and provide attractive risk-adjusted returns.

We will not receive any proceeds from the sale of the securities by selling stockholder.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following is a summary of our common stock and preferred stock and certain terms of our second amended and restated certificate of incorporation (our “charter”) and our amended and restated bylaws (our “bylaws”). This discussion summarizes some of the important rights of our stockholders but does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock and preferred stock that is important to you. These rights can only be determined in full, and the descriptions herein are qualified in their entirety, by reference to federal and state banking laws and regulations, the DGCL, and our charter and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our charter authorizes us to issue up to 300,000,000 shares of Class A common stock, $0.01 par value per share, 300,000,000 shares of Class B non-voting common stock, $0.01 par value per share and 50,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, we have 83,625,000 shares of Class A common stock and no shares of Class B non-voting common stock or preferred stock outstanding.

The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Class A Common Stock and Class B Non-Voting Common Stock

All issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. All authorized but unissued shares of our common stock are available for issuance by our board of directors without any further stockholder action. Our charter provides that, except with respect to voting rights and conversion rights, the Class A common stock and Class B non-voting common stock are treated equally and identically.

Voting Rights. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our charter that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class B non-voting common stock have no voting power, and have no right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B non-voting common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the Class B non-voting common stock voting separately as a class.

Except as otherwise provided by law, our charter or our bylaws or in respect of the election of directors, all matters to be voted on by our stockholders are required to be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast is sufficient to elect each director.

Conversion of Class B Non-Voting Common Stock. Each share of Class B non-voting common stock will be convertible into a share of Class A common stock at the option of the holder; provided, however, that each share of Class B non-voting common stock will not be convertible in the hands of the initial holder and will only be convertible at the time it is transferred to a third party unaffiliated with such initial holder, subject to the transfer restrictions described in the next sentence, if and only to the extent such conversion would not, after giving effect to such conversion, cause the transferee (together with such transferee’s related persons and any persons with which such transferee is acting in concert) to own, control or have the power to vote shares of Class A common stock in excess of the ownership limit described below. Shares of Class B non-voting common stock may only be transferred through one or more of the following alternatives: (1) to an affiliate of a holder or to the Company, (2) in a widely dispersed public offering, (3) in a private sale in which no purchaser would acquire Class A common stock and/or Class B non-voting common stock in an amount that, after the conversion of such Class B non-voting common stock into Class A common stock, is (or represents) 2% or more of a class of our voting securities or (4) to a purchaser acquiring majority control of the Company notwithstanding such transfer.

Conversion of Class A Common Stock Upon LLC Distribution. Each share of Class A common stock owned by Cadence Bancorp, LLC will automatically convert into a share of Class B non-voting common stock upon a distribution or other transfer to a member of Cadence Bancorp, LLC, or upon the liquidation of Cadence Bancorp, LLC, to the extent that such distribution, transfer or liquidation would otherwise result in such member of Cadence Bancorp, LLC, together with its affiliates, owning in excess of 9.9% of our Class A common stock (or any class of our voting securities), excluding for purposes of this calculation any reduction in ownership resulting from transfers by such holder of our voting securities. In addition, Cadence Bancorp, LLC will have the right to cause shares of Class A common stock owned by it to convert into shares of Class B non-voting common stock to the extent that a distribution or other transfer to a member of Cadence Bancorp, LLC, or a liquidation of Cadence Bancorp, LLC, would otherwise result in shares of Class A common stock being received in respect of non-voting units of Cadence Bancorp, LLC.

Dividend Rights. Holders of Class A common stock and Class B non-voting common stock are equally entitled to ratably receive dividends if, as and when declared from time to time by our board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s net assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of Class A common stock and Class B non-voting common stock will be equally entitled to receive ratably the assets available for distribution to the stockholders after payment of all liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other. Neither the Class A common stock nor the Class B non-voting common stock have any preemptive or conversion rights pursuant to the terms of our charter and bylaws (other than the right of holders of shares of Class B non-voting common stock to convert such shares into shares of Class A common stock and the right of Cadence Bancorp, LLC to convert shares of Class A common stock into shares of Class B non-voting common stock as described in “—Conversion of Class B Non-Voting Common Stock” and “—Conversion of Class A Common Stock Upon LLC Distribution,” respectively, above). There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our charter, shares of preferred stock are issuable from time to time, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences and relative, participation, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof as our board of directors from time to time may adopt by resolution (and without further stockholder approval), subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series.

Anti-Takeover Effects of Certain Provisions of Delaware Law, our Charter and Bylaws

Certain provisions of Delaware law and certain provisions that are included in our charter and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our charter contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board

Our charter provides that our board of directors is divided into three classes, designated Class I, Class II and Class III and that each class will be an equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire board of directors. The term of initial Class I directors shall terminate on the date of the 2018 Annual Meeting, the term of the initial Class II directors shall terminate on the date of the 2019 Annual Meeting, and the term of the initial Class III directors shall terminate on the date of the 2020 Annual Meeting. At each succeeding Annual Meeting of Stockholders beginning in 2018, successors to the class of directors whose term expires at that Annual Meeting will be elected for a three year term.

Removal of Directors

Our charter provides that stockholders may only remove a director for cause by a vote of no less than a majority of the shares present in person or by proxy at the meeting and entitled to vote.

Director Vacancies

Vacancies on our board of directors may be filled by a majority of the remaining directors until the next annual meeting of stockholders, or at a special meeting of stockholders called for that purpose.

No Cumulative Voting

Our charter provides that stockholders do not have the right to cumulative votes in the election of directors.

Special Meetings of Stockholders

Our charter and bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by any officer at the request of a majority of our board of directors, by the chairman of the board of directors or by our Chief Executive Officer.

Advance Notice Procedures for Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices before notice of the meeting is issued by the secretary of the Company, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Action by Written Consent

Our charter and bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent if less than a majority of our outstanding Class A common stock is owned by Cadence Bancorp, LLC. As long as Cadence Bancorp, LLC owns a majority of Class A common stock, action may be taken by written consent if applicable voting requirements are otherwise satisfied.

Amending our Charter and Bylaws

Our charter may be amended or altered in any manner provided by the DGCL. Our bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then outstanding shares of the Class A common stock. Additionally, our charter provides that our bylaws may be amended, altered or repealed by the board of directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued shares of Class A common stock, Class B non-voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Jurisdiction

Our charter provides that the Delaware Court of Chancery shall be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty and any action asserting a claim pursuant to the DGCL, our charter, our bylaws or under the internal affairs doctrine.

Business Combinations with Interested Stockholders

We do not elect in our charter not to be subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We have filed, as exhibits to the registration statement of which this prospectus is a part, the form of indentures pursuant to which the debt securities will be issued and will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, a form of debt security that describes the terms of the particular debt securities we are offering before the issuance of the related debt securities. We may issue debt securities from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a senior indenture and subordinated debt securities may be issued under a subordinated indenture. If we issue debt securities pursuant to an indenture, we will specify the trustee under such indenture in the applicable prospectus supplement. We will include in a supplement to this prospectus the specific terms of debt securities being offered, including the terms, if any, on which debt securities may be convertible into or exchangeable for common stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of those provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be unsubordinated debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

•	the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•	if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•	the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such debt securities;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•	if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•	any provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture under which the debt securities are issued;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•	whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary;

•	if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be convertible and the terms of any conversion provisions;

•	the forms of the debt securities;

•	a discussion of any material United States federal income tax consequences of owning and disposing of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares, which will be evidenced by depositary receipts, representing fractional interests in shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock. For a description of our preferred stock, see “Description of Our Common Stock and Preferred Stock—Preferred Stock.”

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and depositary we select. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by such holders on the relevant record date.

In the case of a distribution other than in cash, the preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to receive it in proportion to the number of depositary shares owned by such holder. If the preferred stock depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

The amounts distributed in any such distribution, whether in cash or otherwise, will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

Withdrawal of Preferred Stock

Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, when a holder surrenders depositary receipts at the office of the preferred stock depositary maintained for that purpose, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder generally cannot “re-deposit” these shares of preferred stock with the preferred stock depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares other than a whole number of shares of preferred stock for redemption or exchange, the preferred stock depositary will issue a new depositary receipt to the holder that evidences the remainder of depositary shares at the same time that the preferred stock is withdrawn.

Redemption, Conversion and Exchange of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of that series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem, as of the same date, the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method, in each case as we may determine.

If a series of preferred stock represented by depositary shares is to be converted or exchanged, the holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts.

After the redemption, conversion or exchange date, the depositary shares called for redemption, conversion or exchange will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption, conversion or exchange.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares relating to that series of preferred stock. Each record holder of the depositary receipts on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. The preferred stock depositary will try, if practical, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing those preferred shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary receipts will not be effective unless the amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Additionally, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, approval is also required by the holders of depositary receipts representing not less than a specified percentage or all of the depositary shares of such series or class then outstanding, as provided in the applicable prospectus supplement. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement, as amended.

We may direct the preferred stock depositary to terminate the deposit agreement at any time by mailing notice of termination to the record holders of the depositary receipts then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the preferred stock depositary will deliver to each holder of depositary receipts, upon surrender of those receipts, such number of whole shares of the series of preferred stock represented by the depositary shares together with cash in lieu of any fractional shares, to the extent we have deposited cash for payment in lieu of fractional shares with the preferred stock depositary. In addition, the deposit agreement will automatically terminate if:

•	all of the outstanding shares of the preferred stock deposited with the preferred stock depositary have been withdrawn, redeemed, converted or exchanged; or

•	there has been a final distribution in respect of the deposited preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares evidenced by depositary receipts.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the preferred stock depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary meeting the requirements specified in the deposit agreement and its acceptance of such appointment.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if we are or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties under the deposit agreement, and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock.

The price of our debt securities or the price per share of our common stock, preferred stock or depositary shares may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, or shares of our common stock or preferred stock or depositary shares. Warrants may be issued independently or together with any of our debt securities, shares of common stock or preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from the debt securities, shares of common stock or preferred stock or depositary shares. The warrants will be issued under warrant agreements to be entered into between Cadence Bancorporation and a warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Cadence Bancorporation in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following outlines the some of the anticipated general terms and conditions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of any debt warrants and the price at which such debt securities may be purchased upon such exercise;

•	the price or prices at which the warrants may be exercised to purchase the securities underlying them;

•	the number of shares purchasable upon exercise of any common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

•	the designation, number of shares and terms of the preferred stock purchasable upon exercise of any preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

•	if applicable, the date on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise.

Exercise of Warrants

Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of common stock or preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by Cadence Bancorporation, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock or preferred stock or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

•	the issuance of the stock dividend to holders of common stock or preferred stock, respectively;

•	a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of Cadence Bancorporation as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights to purchase common stock or other securities that we may offer using this prospectus. Further terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.

We may issue rights to purchase shares of our common stock or our preferred stock, depositary shares, senior debt securities, senior subordinated debt securities, subordinated debt securities, or any combination thereof. The rights may be issued independently or together with any other securities and may be attached or separate from the other securities. Each series of rights will be issued under a separate rights agreement to be entered into between a rights agent and us. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency for or with the holders or beneficial owners of rights

Rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including:

•	the title of the rights;

•	the record date for determining security holders entitled to the rights distribution;

•	the number of rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the rights;

•	the rights agent;

•	the designation and terms of the underlying securities purchasable upon exercise of the rights and the number of such underlying securities initially issuable upon exercise of the rights;

•	if applicable, the designation and terms of the other securities with which the rights are issued and the number of such rights securities issued with each such underlying right;

•	the date, if any, on and after which the rights will be separately transferable;

•	if applicable, the minimum or maximum number of rights that may be exercised at any one time; the exercise price of the rights;

•	the steps required to exercise the rights;

•	the conditions to the completion of the offering, if any;

•	the withdrawal, termination and cancellation rights, if any;

•	the date on which the rights will become effective and the date on which the rights will expire;

•	whether the rights will include oversubscription rights, so that the holder may purchase more securities if other holders do not purchase their full allotments;

•	whether we intend to sell the shares of common stock or other securities that are not purchased in the offering to an underwriter or other purchaser under a contractual standby commitment or other arrangement;

•	our ability to withdraw or terminate the rights offering prior to the expiration date of the rights;

•	any material U.S. Federal income tax consequences; or

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Unless otherwise provided in the applicable prospectus supplement, rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. Rights will be issued in registered form only.

Prior to the exercise of their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon the exercise of the rights, and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

This section identifies the general terms of the rights to issue units consisting of common stock, preferred stock, debt securities, warrants, rights, stock purchase contracts or any combination of one or more of the other securities described in this prospectus. Further terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.

The applicable prospectus supplement or supplements will also describe:

•	the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

•	any additional terms of the agreement governing the units;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

•	any applicable material United States federal income tax consequences; and

•	whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Debt Securities,” “Description of Warrants,” and “Description of Common Stock and Preferred Stock” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

DESCRIPTION OF GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.

If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.

Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to other securities represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of Cadence Bancorporation, the trustees, the warrant agents or any preferred stock depositary, as applicable, will have any responsibility or liability for any aspect of the records relating to or the payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

PLAN OF DISTRIBUTION

We or the selling stockholder may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

The selling stockholder may also sell its shares of Class A common stock under Rule 144 of the Securities Act, or any other available exemption, rather than this prospectus.

In addition, we or the selling stockholder may enter into option, share lending or other types of transactions that require us or the selling stockholder to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or the selling stockholder may enter into hedging transactions with respect to our securities. For example, we or the selling stockholder may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Each time that we and/or the selling stockholder use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We and/or the selling stockholder may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling stockholder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

In connection with the sale of any of the securities, underwriters or agents may receive compensation from us and/or the selling stockholder in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

Pursuant to a requirement by the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us from the sale of any securities registered pursuant to SEC Rule 415.

Agents and underwriters may be entitled to indemnification by us and/or the selling stockholder against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us and/or the selling stockholder in the ordinary course of business.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than our Class A common stock, which is listed on the NYSE. We expect that any Class A common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We and/or the selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. In that event, the third party may use securities pledged by us or borrowed from us, the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us and/or the selling stockholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We and the selling stockholder do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we and the selling stockholder do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

If we and/or the selling stockholder offer securities in a subscription rights offering to our existing security holders, we and/or the selling stockholder may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We and/or the selling stockholder may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we and/or the selling stockholder do not enter into a standby underwriting arrangement, we and/or the selling stockholder may retain a dealer-manager to manage a subscription rights offering for us and/or the selling stockholder.

Underwriters, dealers and agents may engage in transactions with us and/or the selling stockholder or perform services for us and/or the selling stockholder in the ordinary course of business.

If indicated in the applicable prospectus supplement, we and/or the selling stockholder will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us and/or the selling stockholder at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our and/or the selling stockholder’s approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we and/or the selling stockholder shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Cadence Bancorporation at December 31, 2017 and December 31, 2016, and for each of the years then ended, incorporated by reference in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, and for the year ended December 31, 2015, by KPMG LLP, independent registered public accounting firm, as set forth in their respective reports thereon appearing in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated in this prospectus by reference, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of State Bank Financial Corporation as of December 31, 2017 and December 31, 2016 and for each of the three years then ended, appearing in the Company’s Current Report on Form 8-K dated May 21, 2018 have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

12,500,000 Shares

Class A Common Stock

Goldman Sachs & Co. LLC